                                                                EXHIBIT 10(e)

                             AMENDED AND RESTATED

                               CREDIT AGREEMENT



                         dated as of September 9, 1994



                                     among



                      THE OLSTEN CORPORATION and certain
                     of its Subsidiaries signatory hereto,


                          the Banks signatory hereto


                                      and


                        THE CHASE MANHATTAN BANK, N.A.,
                                   as Agent

                               TABLE OF CONTENTS


ARTICLE 1.  DEFINITIONS; ACCOUNTING TERMS. . . . . . . . . . . . . . . . .   1

         Section 1.01.  Definitions. . . . . . . . . . . . . . . . . . . .   1
         Section 1.02.  Accounting Terms . . . . . . . . . . . . . . . . .  16

ARTICLE 2.  REVOLVING CREDIT AND LETTER OF CREDIT COMMITMENT . . . . . . .  16

         Section 2.01.  Revolving Credit Loans . . . . . . . . . . . . . .  16
         Section 2.02.  The Revolving Credit Notes . . . . . . . . . . . .  17
         Section 2.03.  Use of Proceeds. . . . . . . . . . . . . . . . . .  17
         Section 2.04.  Borrowing Procedures for Revolving Credit
                        Loans. . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.05.  Interest Periods, Continuations and
                        Conversions. . . . . . . . . . . . . . . . . . . .  18
         Section 2.06.  Changes of Commitments . . . . . . . . . . . . . .  20
         Section 2.07.  Minimum Amounts. . . . . . . . . . . . . . . . . .  20
         Section 2.08.  The Letters of Credit. . . . . . . . . . . . . . .  20

ARTICLE 3. TERM LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         Section 3.01.  Term Loans.. . . . . . . . . . . . . . . . . . . .  25
         Section 3.02.  The Term Notes.  . . . . . . . . . . . . . . . . .  25
         Section 3.03.  Amortization of Term Loans.  . . . . . . . . . . .  25
         Section 3.04.  Interest Periods; Continuations and
                        Conversions. . . . . . . . . . . . . . . . . . . .  26

ARTICLE 4.  GENERAL CREDIT PROVISIONS;
            FEES AND PAYMENTS. . . . . . . . . . . . . . . . . . . . . . .  27

         Section 4.01.  Certain Notices. . . . . . . . . . . . . . . . . .  27
         Section 4.02.  Prepayments. . . . . . . . . . . . . . . . . . . .  28
         Section 4.03.  Interest . . . . . . . . . . . . . . . . . . . . .  29
         Section 4.04.  Facility Fee . . . . . . . . . . . . . . . . . . .  30
         Section 4.05.  Letter of Credit Fees. . . . . . . . . . . . . . .  30
         Section 4.06   Commitment Fee . . . . . . . . . . . . . . . . . .  30
         Section 4.07.  Payments Generally . . . . . . . . . . . . . . . .  31
         Section 4.08.  Term Loan Facility Fee.. . . . . . . . . . . . . .  32

ARTICLE 5.  YIELD PROTECTION; ETC. . . . . . . . . . . . . . . . . . . . .  32

         Section 5.01.  Additional Costs . . . . . . . . . . . . . . . . .  32
         Section 5.02.  Limitation on Types of Loans . . . . . . . . . . .  34
         Section 5.03.  Illegality . . . . . . . . . . . . . . . . . . . .  35
         Section 5.04.  Certain Variable Rate Loans Pursuant To
                        Sections 5.01, 5.02 and 5.03 . . . . . . . . . . .  35
         Section 5.05.  Certain Compensation . . . . . . . . . . . . . . .  35

ARTICLE 6.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . .  36

         Section 6.01.  Documentary Conditions Precedent . . . . . . . . .  36
         Section 6.02.  Additional Conditions Precedent. . . . . . . . . .  38
         Section 6.03.  No Default Certificate and Deemed
                        Representations. . . . . . . . . . . . . . . . . .  39

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ARTICLE 7.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . .  41

         Section 7.01.  Incorporation, Good Standing and Due Qualification;
                        Compliance with Law. . . . . . . . . . . . . . . .  41
         Section 7.02.  Corporate Power and Authority; No Conflicts. . . .  41
         Section 7.03.  Legally Enforceable Agreements . . . . . . . . . .  42
         Section 7.04.  Litigation . . . . . . . . . . . . . . . . . . . .  42
         Section 7.05.  Financial Statements . . . . . . . . . . . . . . .  42
         Section 7.06.  Ownership and Liens. . . . . . . . . . . . . . . .  43
         Section 7.07.  Taxes. . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.08.  ERISA. . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.09.  Subsidiaries and Ownership of Stock. . . . . . . .  44
         Section 7.10.  Credit Arrangements. . . . . . . . . . . . . . . .  44
         Section 7.11.  Operation of Business. . . . . . . . . . . . . . .  44
         Section 7.12.  Hazardous Substances . . . . . . . . . . . . . . .  45
         Section 7.13.  No Default on Outstanding Judgments or Orders . . . 45
         Section 7.14.  No Defaults on Other Agreements. . . . . . . . . .  46
         Section 7.15.  Labor Disputes and Acts of God . . . . . . . . . .  46
         Section 7.16.  Governmental Regulation. . . . . . . . . . . . . .  46
         Section 7.17.  Partnerships . . . . . . . . . . . . . . . . . . .  46
         Section 7.18.  No Forfeiture. . . . . . . . . . . . . . . . . . .  46
         Section 7.19.  No Default or Event of Default . . . . . . . . . .  47
         Section 7.20.  Accounts Receivable. . . . . . . . . . . . . . . .  47
         Section 7.21.  Solvency . . . . . . . . . . . . . . . . . . . . .  47
         Section 7.22.  Material Adverse Change. . . . . . . . . . . . . .  47
         Section 7.23.  Consolidated Total Assets. . . . . . . . . . . . .  47

ARTICLE 8.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . .  47

         Section 8.01.  Maintenance of Existence . . . . . . . . . . . . .  47
         Section 8.02.  Conduct of Business. . . . . . . . . . . . . . . .  48
         Section 8.03.  Maintenance of Properties. . . . . . . . . . . . .  48
         Section 8.04.  Maintenance of Records . . . . . . . . . . . . . .  48
         Section 8.05.  Maintenance of Insurance . . . . . . . . . . . . .  48
         Section 8.06.  Compliance with Laws . . . . . . . . . . . . . . .  48
         Section 8.07.  Right of Inspection. . . . . . . . . . . . . . . .  48
         Section 8.08.  Reporting Requirements . . . . . . . . . . . . . .  49
         Section 8.09.  Payment of Obligations . . . . . . . . . . . . . .  52
         Section 8.10.  Consolidated Total Assets. . . . . . . . . . . . .  53

ARTICLE 9.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . .  53

         Section 9.01.  Debt . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 9.02.  Liens. . . . . . . . . . . . . . . . . . . . . . .  54
         Section 9.03.  Investments. . . . . . . . . . . . . . . . . . . .  56
         Section 9.04.  Sale of Assets . . . . . . . . . . . . . . . . . .  57
         Section 9.05.  Transactions with Affiliates . . . . . . . . . . .  58
         Section 9.06.  Mergers, Etc.. . . . . . . . . . . . . . . . . . .  58
         Section 9.07.  Acquisitions . . . . . . . . . . . . . . . . . . .  58
         Section 9.08.  No Activities Leading to Forfeiture. . . . . . . .  58
         Section 9.09.  Amendments to Indenture; Certain Voluntary
                        Prepayments; etc . . . . . . . . . . . . . . . . .  59
         Section 9.10.  Corporate Documents; Fiscal Year . . . . . . . . .  59

ARTICLE 10.  FINANCIAL COVENANTS . . . . . . . . . . . . . . . . . . . . .  59

         Section 10.01.  Minimum Consolidated Working Capital. . . . . . .  59


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
         Section 10.02.  Minimum Consolidated Tangible Net Worth . . . . .  61
         Section 10.03.  Current Ratio . . . . . . . . . . . . . . . . . .  61
         Section 10.04.  Consolidated Total Liabilities To
                         Consolidated Tangible Net Worth Ratio . . . . . .  61
         Section 10.05.  Fixed Coverage Ratio. . . . . . . . . . . . . . .  62
         Section 10.06.  Funded Debt to Consolidated Net Operating
                         Cash Flow . . . . . . . . . . . . . . . . . . . .  62

ARTICLE 11.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . .  63

         Section 11.01.  Events of Default . . . . . . . . . . . . . . . .  63
         Section 11.02.  Remedies. . . . . . . . . . . . . . . . . . . . .  65

ARTICLE 12.  THE AGENT;
             RELATIONS AMONG BANKS AND CO-BORROWERS. . . . . . . . . . . .  66

         Section 12.01.  Appointment, Powers and Immunities of Agent . . .  66
         Section 12.02.  Reliance by Agent . . . . . . . . . . . . . . . .  66
         Section 12.03.  Defaults. . . . . . . . . . . . . . . . . . . . .  67
         Section 12.04.  Rights of Agent as a Bank . . . . . . . . . . . .  67
         Section 12.05.  Indemnification of Agent. . . . . . . . . . . . .  68
         Section 12.06.  Documents . . . . . . . . . . . . . . . . . . . .  68
         Section 12.07.  Non-Reliance on Agent and Other Banks . . . . . .  68
         Section 12.08.  Failure of Agent to Act . . . . . . . . . . . . .  69
         Section 12.09.  Resignation or Removal of Agent . . . . . . . . .  69
         Section 12.10.  Amendments Concerning Agency Function . . . . . .  70
         Section 12.11.  Liability of Agent. . . . . . . . . . . . . . . .  70
         Section 12.12.  Transfer of Agency Function . . . . . . . . . . .  70
         Section 12.13.  Non-Receipt of Funds by the Agent . . . . . . . .  70
         Section 12.14.  Withholding Taxes . . . . . . . . . . . . . . . .  71
         Section 12.15.  Several Obligations and Rights of Banks . . . . .  71
         Section 12.16.  Pro Rata Treatment of Loans, Etc. . . . . . . . .  71
         Section 12.17.  Sharing of Payments Among Banks . . . . . . . . .  72

ARTICLE 13.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  72

         Section 13.01.  Amendments and Waivers. . . . . . . . . . . . . .  72
         Section 13.02.  Usury . . . . . . . . . . . . . . . . . . . . . .  73
         Section 13.03.  Expenses. . . . . . . . . . . . . . . . . . . . .  73
         Section 13.04.  Survival. . . . . . . . . . . . . . . . . . . . .  74
         Section 13.05.  Assignment; Participation . . . . . . . . . . . .  74
         Section 13.06.  Special Provision With Respect To New
                         Subsidiaries. . . . . . . . . . . . . . . . . . .  74
         Section 13.07.  Notices . . . . . . . . . . . . . . . . . . . . .  75
         Section 13.08.  Setoff. . . . . . . . . . . . . . . . . . . . . .  75
         Section 13.09.  Jurisdiction; Immunities. . . . . . . . . . . . .  76
         Section 13.10.  Table of Contents; Headings . . . . . . . . . . .  76
         Section 13.11.  Severability. . . . . . . . . . . . . . . . . . .  76
         Section 13.12.  Counterparts. . . . . . . . . . . . . . . . . . .  77
         Section 13.13.  Integration . . . . . . . . . . . . . . . . . . .  77
         Section 13.14.  Governing Law . . . . . . . . . . . . . . . . . .  77
         Section 13.15.  Treatment of Certain Information. . . . . . . . .  77
         Section 13.16.  Co-Borrowers' Attorney-in-Fact. . . . . . . . . .  77
         Section 13.17.  Joint and Several Obligations.  . . . . . . . . .  77




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EXHIBITS

         Exhibit A                   Form of Revolving Credit Note
         Exhibit A-1                 Form of Term Note
         Exhibit B                   Opinion of Counsel for Co-Borrowers
         Exhibit C                   Form of Borrowing Base Certificate
         Exhibit D                   Letter of Credit Agreement


SCHEDULES

         Schedule I                  Subsidiaries of Olsten
         Schedule II                 Indebtedness/Liens
         Schedule III                Existing Letters of Credit
         Schedule IV                 Partnerships
         Schedule V                  Certain Permitted Investments/Asset Sales











































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
        AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 9, 1994 among THE OLSTEN CORPORATION, a corporation organized under the laws of the State of Delaware ("Olsten") and certain of its Subsidiaries signatory hereto (each such Subsidiary, a "Consolidated Subsidiary", and collectively with Olsten, the "Co-Borrowers"), each of the banks which is a signatory hereto (individually, a "Bank", and collectively, the "Banks") and THE CHASE MANHATTAN BANK, N.A., a national banking association organized under the laws of the United States of America, as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

                             W I T N E S S E T H:
                             -------------------

          WHEREAS, the parties hereto entered into a certain Credit Agreement dated as of December 15, 1993 (the "Original Agreement"); and

          WHEREAS, the parties desire to amend the Original Agreement in certain respects and, for convenience of reference, to amend and restate the Original Agreement in its entirety, all upon the terms and provisions and subject to the conditions hereinafter set forth;

          NOW, THEREFORE, as of the Effective Date, the Original Agreement is hereby amended and restated as follows:


                 ARTICLE 1.  DEFINITIONS; ACCOUNTING TERMS.

           Section 1.01. Definitions. As used in this Agreement the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

          "Acceptable Acquisition" means any Acquisition of a corporation, partnership or other entity engaged in the business of providing human resource services, including, without limitation, health care services and related office management services or related businesses, which in the case of a corporation, has been either (a) approved by the board of directors of such corporation which is the subject of such Acquisition or (b) recommended for approval by such board to the shareholders of such corporation and subsequently approved by such shareholders as required under applicable law or by the by-laws or the certificate of incorporation of such corporation; provided, however, that no Acquisition shall be an Acceptable Acquisition if, after giving effect thereto, a Default or Event of Default shall have occurred and be continuing.

          "Acquisition" means any transaction pursuant to which the Co-Borrowers, or any of them, or any of their respective Subsidiaries (a) acquires equity securities (or warrants, options or other rights to acquire such securities) of any corporation or other business entity other than a Co-Borrower or any entity which is a Subsidiary of a Co-Borrower, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes any entity a subsidiary of a Co-Borrower, or causes any such entity to be merged into a Co-Borrower or any of their respective Subsidiaries, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such entity's then outstanding securities, in exchange for such securities, of cash or securities of such Co-Borrower or any of its Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any entity.

          "Additional Costs" shall have the meaning given to that term in
Section 5.01 hereof.

          "Affiliate" means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, the Co-Borrowers or any of them or any of their respective Subsidiaries; (b) which directly or indirectly beneficially owns or holds 5% or more of any class of voting stock of the Co-Borrowers or any of them or any of their respective Subsidiaries; (c) 5% or more of the voting stock of which is directly or indirectly beneficially owned or held by the Co-Borrowers or any of them or any of their respective Subsidiaries; or (d) which is a partnership in which the Co-Borrowers or any of them or any of their respective Subsidiaries is a general partner. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Aggregate LC Outstandings" means, at a particular time, the sum of
(a) the aggregate maximum amount then available or available in the future to be drawn under all outstanding Letters of Credit (giving effect to any amendment to such Letters of Credit which reduce permanently the amounts available to be drawn thereunder) plus (b) the aggregate amount of any payments made by the Agent under any Letter of Credit that have not been reimbursed by the Co-Borrowers pursuant to Section 2.08 hereof.

          "Aggregate Outstandings" means, at any particular time, the sum of
(a) the Aggregate LC Outstandings at such time plus (b) the aggregate outstanding principal amount of the Revolving Credit Loans or the Term Loans, as the case may be, at such time.

          "Agreement" means the Original Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

          "Amortization" means amortization as determined in accordance with GAAP.

          "Amortization Date" means the last day of each calendar month, commencing on the first such day occurring after the Conversion Date, up to (and including) the Termination Date; provided that if any such day is not a Banking Day, such day shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking Day).

          "Banking Day" means any day on which commercial banks are not authorized or required to close in New York City, and whenever such day relates to a Eurodollar Loan or notice with respect to any Eurodollar Loan, such term shall exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

          "Banks" means The Chase Manhattan Bank, N.A., in its capacity as a bank hereunder, Chemical Bank, Boatmen's First National Bank of Kansas City, Bank of America National Trust and Savings Association, Fleet Bank and National Westminster Bank USA, and any of their permitted assigns pursuant to
Section 13.05 hereof.

          "Borrowing Base" means at any time an amount equal to the sum of
(i) eighty-five percent (85%) of the Co-Borrowers' Eligible Receivables

(other than Eligible Receivables from Medicare or Medicaid) which have remained unpaid for no more than 63 days past their invoice date, (ii) seventy percent (70%) of the Co-Borrowers' Eligible Receivables (other than Eligible Receivables from Medicare or Medicaid) which have remained unpaid for at least 64 days but no more than 91 days past their invoice date and
(iii) fifty percent (50%) of all Eligible Receivables from Medicare or Medicaid which have remained unpaid for no more than 91 days past their invoice date.

          "Borrowing Base Certificate" means a certificate signed by the Chief Financial Officer of Olsten in the form of Exhibit C annexed hereto with such changes as the Banks may require from time to time.

          "Capital Lease" means any lease which has been capitalized on the balance sheet of the lessee in accordance with GAAP.

          "Cash Collateral" means a deposit by the Co-Borrowers, or any of them, made in immediately available funds, to a cash collateral account at the Agent or the purchase by the Co-Borrowers of a certificate of deposit issued by the Agent and the execution of all documents and the taking of all steps required to give the Agent, on behalf of the Banks, a perfected security interest in such deposit or certificate of deposit.

          "Closing Date" means December 15, 1993.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment" means, with respect to each Bank, subject to the other provisions of this Agreement, the obligation of such Bank to extend credit to the Co-Borrowers hereunder (whether directly by making Loans or indirectly participating in the risk of Letters of Credit issued by the Agent) in the following aggregate principal amount, as such amount may be reduced or otherwise modified from time to time:

Banks                             Revolving Credit Loans/   Letters of Credit
-----                             Term Loans
                                  ----------------------     ----------------
The Chase Manhattan Bank, N.A.:           $31,250,000           $18,750,000
Chemical Bank:                            $28,125,000           $16,875,000
Boatmen's First National Bank
 of Kansas City:                          $21,875,000           $13,125,000
Bank of America National Trust and
  Savings Association:                    $15,625,000           $ 9,375,000
National Westminster Bank USA:            $15,625,000           $ 9,375,000
Fleet Bank:                               $12,500,000           $ 7,500,000

          Total:                         $125,000,000           $75,000,000

          "Commitment Fee" means the commitment fee payable by the Co-Borrowers to the Agent for the account of the Banks pursuant to Section 4.06 hereof.

          "Commitment Proportion" means, with respect to each Bank at the time of determination, that proportion that its Commitment bears to the Total Commitment.

          "Consolidated Current Assets" means, at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of Olsten and its Consolidated Subsidiaries as at such date.

                   "Consolidated Current Liabilities" means, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of Olsten and its Consolidated Subsidiaries as at such date including, without limitation, (a) all obligations payable on demand or within one year after the date in which the determination is made, and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made, but excluding all such liabilities or obligations which are renewable or extendable at the option of the Co-Borrowers, or any of them, to a date more than one year from the date of determination.

                   "Consolidated Interest Expense" means, for any fiscal period, the gross interest expense for such period determined on a consolidated basis in accordance with GAAP for Olsten and its Consolidated Subsidiaries.

                   "Consolidated Net Loss" means, for any fiscal period, the amount of consolidated net loss of the Co-Borrowers, excluding (profits or) losses attributable to extraordinary items, for such period, determined in accordance with GAAP.

                   "Consolidated Net Operating Cash Flow" means Net Profit Before Taxes plus Depreciation plus Amortization plus Consolidated Interest Expense, determined on a consolidated basis in accordance with GAAP.

                   "Consolidated Subordinated Debt" means, at any particular date, the Subordinated Debt of Olsten and its Consolidated Subsidiaries outstanding on such date determined on a consolidated basis in accordance with GAAP.

                   "Consolidated Subsidiary" has the meaning given to that term in the introductory paragraph of this Agreement.

                   "Consolidated Tangible Net Worth" means, at any particular date, the amount of excess of Consolidated Total Assets over Consolidated Total Liabilities which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of Olsten and its Consolidated Subsidiaries as at such date, excluding, however, from the determination of total assets all deferred charges included in the line item "Goodwill and other Intangible Assets" on the consolidated balance sheet of Olsten in conformity with GAAP and all other intangible assets, including, without limitation, customer lists, organizational expenses, patents, trademarks, copyrights, goodwill, covenants not to compete, research and developmental costs and training costs.

                   "Consolidated Total Assets" means, at a particular date, all amounts which would, in conformity with GAAP, be included under assets on a consolidated balance sheet of Olsten and its Consolidated Subsidiaries as at such date.

                   "Consolidated Total Liabilities" means, at a particular date, all amounts which would, in conformity with GAAP, be included under liabilities on a consolidated balance sheet of Olsten and its Consolidated Subsidiaries, as at such date.

                   "Consolidated Working Capital" means, at the date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities as at such date.

                   "Conversion Date" means December 15, 1996.

                   "Debentures" means the 4 7/8% Convertible Subordinated Debentures due 2003 and issued by Olsten pursuant to the Indenture, a copy of which is included in Olsten's Registration Statement on Form S-3
(Registration No. 33-58762) filed with the Securities and Exchange Commission on February 25, 1993.

                   "Debt" means, with respect to any Person: (a) indebtedness of such Person for borrowed money; (b) indebtedness for the deferred purchase price of property or services (except trade payables and accruals incurred in the ordinary course of business, including insurance costs of the Co-Borrowers incurred in connection with their workers compensation programs incurred in the ordinary course of business); (c) Unfunded Vested Liabilities of such Person (if such Person is not a Co-Borrower, determined in a manner analogous to that of determining Unfunded Vested Liabilities of the Co-Borrowers); (d) the face amount of any outstanding letters of credit issued for the account of such Person including, without limitation, the maximum face amount of all letters of credit issued hereunder or otherwise to support workers' compensation programs; (e) obligations arising under acceptance facilities; (f) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (g) obligations secured by any Lien on property of such Person; (h) obligations of such Person as lessee under Capital Leases; and (i) indebtedness of such Person evidenced by a note (other than notes payable to insurance companies issued in connection with the Co-Borrowers' workers compensation programs, if any), bond, indenture or similar instrument; and (j) all obligations of such Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange.

                   "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

                   "Default Rate" means, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by the Co-Borrowers, or any of them, under this Agreement or any Note (a) a rate per annum equal to 3% above the rate of interest otherwise applicable to such Loan, in the case of a past due payment of principal, and (b) a rate per annum equal to 3% above the rate that would be applicable to Variable Rate Loans from time to time, in the case of a past due payment of any other amount.

                   "Depreciation" means depreciation as determined in accordance with GAAP.

                   "Dividends" means, for any period, dividends paid by the Co-Borrowers, or any of them, during such period but shall not include dividends paid by one Co-Borrower to another.

                   "Dollars" and the sign "$" mean lawful money of the United States of America.

                   "Effective Date" means the first date upon which all of the conditions precedent set forth in Section 6.04 have been satisfied (or waived by the Agent and all of the Banks).

                   "Eligible Receivables" means and includes only the gross amount of the Co-Borrowers' accounts receivable less any discounts or allowances relating to accounts receivable recorded on the books and records of the Co-Borrowers and reported on a consolidated basis in accordance with GAAP, arising out of sales in the ordinary course of business made by the Co-Borrowers which are not in dispute and for which records are maintained at a location of the Co-Borrowers, or any of them, in the United States; provided, however that intercompany receivables owing from one Co-Borrower or Subsidiary thereof to another Co-Borrower and receivables encumbered by any Lien (whether or not permitted to exist hereunder) shall be ineligible. Any receivable shall be ineligible if the account debtor for such receivable or any entity that controls or is controlled by that account debtor has filed and there is pending a case for bankruptcy or reorganization under the Bankruptcy Code, or if any such case under the Bankruptcy Code has been filed and is pending against the account debtor, or any entity that controls or is controlled by that account debtor, or if the account debtor or any entity that controls or is controlled by that account debtor has made and there is pending a general assignment for the benefit of creditors, or if the account debtor or any entity that controls or is controlled by that account debtor has failed, suspended business operations, become insolvent, or has suffered or is suffering a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs, or if any other receivable owed from the account debtor on such receivable or from any entity that controls or is controlled by the account debtor to the Co-Borrowers is more than 91 days past its invoice date. Notwithstanding the foregoing, at the request of the Co-Borrowers, the Required Banks in their sole discretion and on a case by case basis may elect to include as Eligible Receivables certain receivables due from debtors in possession which would otherwise be deemed ineligible under this definition. Any receivable shall also be ineligible upon forty-five (45) days prior written notice to the Co-Borrowers, if the Required Banks have reasonable grounds for insecurity with respect to the collectability of such receivable in relation to the amount of credit extended.

                   "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

                   "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Co-Borrowers or is under common control (within the meaning of Section 414(c) of the Code) with the Co-Borrowers.

                   "Eurocurrency Reserve Requirements" means, with respect to each Interest Period for each Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a percentage and rounded upward if necessary to the nearest 1/100th of 1%) of reserve requirements current on the date two Banking Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto), as now and/or from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding maintained by a member bank of such System. Such reserve percentages shall include, without limitation, those imposed under Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D) and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets which may be available from time to time to any Bank under Regulation
D. Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

                   "Eurodollar Base Rate" means, for any Eurodollar Loan, the rate per annum (rounded upward if necessary to the nearest 1/16 of 1%) quoted at approximately 11:00 a.m. London time by the principal London branch of the Agent two Banking Days prior to the first day of the Interest Period for such Loan for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for a period, and in an amount, comparable to such Interest Period and principal amount of the Eurodollar Loan which shall be made by the Agent and outstanding during such Interest Period.

                   "Eurodollar Loan" means any Loan when and to the extent the interest rate therefor is determined on the basis of the Reserve Adjusted Eurodollar Rate.

                   "Event of Default" has the meaning given such term in
Section 11.01.

                   "Existing Letters of Credit" means the letters of credit issued prior to the Closing Date and listed on Schedule III hereto; provided that no such letter of credit shall be deemed to be an Existing Letter of Credit unless such letter of credit would have been permitted to be issued hereunder in accordance with the provisions of Section 2.08(a) hereof.

                   "Facility Documents" means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Agreement and all other documents or instruments executed in connection herewith or therewith.

                   "Facility Fee" means the facility fee payable by the Co-Borrowers to the Agent for the account of the Banks pursuant to Section 4.04 hereof.

                   "Federal Funds Rate" means, for any day, the rate per annum (expressed on a 360 day basis of calculation, if the rate on Variable Rate Loans is so calculated) equal to the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York for such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day).

                   "Forfeiture Proceeding" means the commencement of any action or proceeding affecting any Co-Borrower or any of their Subsidiaries before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may result in the seizure or forfeiture of any of their property which would cause a material adverse effect upon the operations, business, properties or financial condition of the Co-Borrowers taken as a whole.

                   "Funded Debt" means with respect to the Co-Borrowers, at any particular time, the aggregate then outstanding principal amount of indebtedness of the Co-Borrowers for borrowed money excluding Subordinated Debt, plus the aggregate amount then available to be drawn under any outstanding letters of credit issued for the account of the Co-Borrowers, plus the aggregate amount of any reimbursement obligations of any Co-Borrower under any letters of credit plus the excess of (i) the Total Commitments over
(ii) Aggregate Outstandings.

                   "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 7.05.

                   "Hazardous Substance" means any material, whether animate or inanimate, raw, processed or waste by-product, which in itself or as found or used, is potentially toxic, noxious or harmful to the health or safety of human or animal life or vegetation, regardless of whether such material be found on or below the surface of the ground, in any surface or underground water, or airborne in ambient air or in the air inside of any structure built or located upon or below the surface of the ground, or in any machinery, equipment or inventory located or used in any such structure, including, but in no event limited to all hazardous materials, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined or classified as such under any Environmental Law regardless of the quantity found, used, manufactured or removed from a given location.

                   "Indenture" means that certain Indenture dated as of March 15, 1993, by and between Olsten and Bankers Trust Company, as Trustee, a copy of which is included in Olsten's Registration Statement on Form S-3 (Registration No. 33-58762) filed with the Securities and Exchange Commission on February 25, 1993, as such Indenture may be amended, supplemented or modified from time to time.

                   "Interest Period" means the period commencing on the date a Eurodollar Loan is made (i.e., an additional borrowing, a conversion or a continuation), and ending, as the Co-Borrowers may select pursuant to Sections 2.05 or 3.04, as the case may be, on the numerically corresponding day in the first, second, third, or (as available) sixth or twelfth calendar month thereafter; provided, however, that if any Interest Period would otherwise expire on a day which is not a Banking Day, such Interest Period shall expire on the next succeeding Banking Day unless such next succeeding Banking Day would fall on the next calendar month, in which case such Interest Period shall end on the next preceding Banking Day, and any Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day of the last calendar month of such Interest Period) shall end on the last Banking Day of the last month of such Interest Period.

                   "Lending Office" means, for each Bank and for each type of Loan, the lending office of such Bank (or of an affiliate of such Bank) designated as such for such type of Loan on its signature page hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Co-Borrowers as the office by which its Loans of such type are to be made and maintained.

                   "Letter of Credit" means a standby letter of credit, as defined in the International Chamber of Commerce Uniform Customs and Practice for Documentary Credit Publication No. 400 (or any successor publication thereof), issued by the Agent for the account of a Co-Borrower pursuant to a Letter of Credit Agreement and the terms of this Agreement as such terms may be amended from time to time. Unless the context otherwise requires, the term "Letter of Credit" shall include all Existing Letters of Credit.

                   "Letter of Credit Agreement" means the Agent's effective form of Application for Letter of Credit, as such form may be amended from time to time. A copy of the form which is in effect as of the date hereof is attached hereto as Exhibit D. If there are any conflicts between the provisions of any Letter of Credit and this Agreement, the provisions of this Agreement shall control.

                   "Letter of Credit Commitment" means, with respect to each Bank, the obligation of such Bank to purchase participating interests in each outstanding Letter of Credit, including the Existing Letters of Credit, issued by the Agent from time to time hereunder in the aggregate maximum face amount available to be drawn not to exceed at any one time the product of (i) its Commitment Proportion and (ii) $75,000,000, as such amount may be reduced from time to time pursuant to Section 2.06 hereof.

                   "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

                   "Loan" means a Revolving Credit Loan, Term Loan or a Letter of Credit (or a participation therein).

                   "Margin" means, for (a) a Variable Rate Loan (i) which is a Revolving Credit Loan, 0% per annum or (ii) which is a Term Loan, 1/4 of 1% per annum, and (b) for a Eurodollar Loan (i) which is a Revolving Credit Loan, 5/8 of 1% per annum or (ii) which is a Term Loan, 7/8 of 1% per annum.

                   "Medicaid and Medicare Receivables" means all accounts receivable of the Co-Borrowers or any of them which are payable pursuant to Titles XVIII or XIX of the United States Social Security Act and the regulations promulgated thereunder.

                   "Multiemployer Plan" means a Plan defined as such in
Section 4001(a)(3) of ERISA to which contributions have been made by any Co-Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

                   "Net Profit Before Taxes" means, for any fiscal quarterly period, the amount of consolidated net income (or loss) of the Co-Borrowers for such period excluding therefrom profits or losses attributable to extraordinary or unusual items plus, to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of taxes measured by income.

                   "Notes" means the Revolving Credit Notes and the Term
Notes.

                   "Obligations" means all of the obligations of the Co-Borrowers to the Agent or the Banks under or in relation to this Agreement, the Notes, any Letters of Credit or any of the other Facility Documents, as such agreements, documents and instruments are originally executed or as modified, amended, restated, supplemented or extended from time to time, and all obligations of the Co-Borrowers to the Agent or the Banks arising out of any extension, refinancing or refunding of any of the foregoing obligations, whether such obligations are now existing or hereafter acquired or arising, direct or indirect, joint or several, absolute or contingent, due or to become due, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise.

                   "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                   "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

                   "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by any Co-Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies provided that such term shall not include plans terminated prior to the date hereof.

                   "Prime Rate" means that rate of interest from time to time announced by the Agent at its principal office as its prime commercial lending rate.

                   "Principal Office" means the principal office of the Agent, presently located at 1 Chase Manhattan Plaza, New York, New York 10081.

                   "Principal Payments" means, for any period, principal payments of indebtedness for borrowed money, including any principal payment under any note, bond, indenture or similar instrument, made by Olsten and its Subsidiaries on a consolidated basis.

                   "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

                   "Regulatory Change" means, with respect to any Bank, any change after December 15, 1993 in United States federal, state, municipal or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                   "Reportable Event" means any of the events set forth in
Section 4043(b) of ERISA as to which events the PBGC by regulation has not waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of any waivers given under Section 412(d) of the Code.

                   "Required Banks" means, at any time that no Loans are outstanding, Banks having at least 66 2/3% of the aggregate amount of the Commitments, and at any time that Loans are outstanding, Banks holding (including through participations) at least 66 2/3% of Aggregate
Outstandings.

                   "Reserve Adjusted Eurodollar Rate" means, with respect to the Interest Period for each Eurodollar Loan, the rate per annum (rounded upwards to the nearest whole multiple of 1/100th of one percent) equal to the following:
                            Eurodollar Base Rate
                   ----------------------------------------
                   1.00 - Eurocurrency Reserve Requirements.

                   "Revolving Credit Commitment" means, with respect to each Bank, the obligation of such Bank to make Revolving Credit Loans from time to time hereunder from the date hereof to but excluding the earliest of the Conversion Date and the Termination Date in an aggregate principal amount at any one time outstanding not to exceed the product of (i) such Bank's Commitment Proportion and (ii) $125,000,000, as such amount may be reduced from time to time pursuant to Section 2.06 hereof.

                   "Revolving Credit Loan" means any Loan made by a Bank pursuant to Section 2.01 hereof.

                   "Revolving Credit Note" means a promissory note of the Co-Borrowers in the form of Exhibit A evidencing the Revolving Credit Loans made by a Bank from time to time hereunder, as such note may be amended from time to time.

                   "Solvent" means when used with respect to any Person on a particular date, that on such date: (a) the fair saleable value of its assets is in excess of the total amount of its liabilities, including, without limitation, the reasonably expected amount of such Person's obligations with respect to contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person's ability to pay as such Debts and liabilities mature and (d) such Person is not engaged in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

                   "Subordinated Debt" means any unsecured Debt of the Co-Borrowers, or any one of them (including, without limitation, the Debentures), that is subordinated on terms satisfactory to the Required Banks to the Co-Borrowers' obligations to the Banks under this Agreement.

                   "Subsidiary" means, as to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

                   "Termination Date" means, (a) if the Co-Borrowers do not elect to convert all outstanding Revolving Credit Loans to Term Loans on the

Conversion Date pursuant to the provisions hereof, the earliest of (i) the date on which the Loans are paid in full and the Commitments terminate hereunder and the obligations of the Co-Borrowers in connection therewith have been satisfied, (ii) December 15, 1996 and (iii) such earlier date on which the Loans are due and payable, or (b) if the Co-Borrowers have converted all outstanding Revolving Credit Loans to Term Loans on the Conversion Date pursuant to the provisions hereof, the earliest of (i) the date on which the Loans are paid in full and the obligations of the Co-Borrowers in connection therewith have been satisfied, (ii) December 15, 2000 and (iii) such earlier date on which all Loans are due and payable; provided that if the Termination Date (as referenced in subparagraph (a) or subparagraph (b) above, as the case may be) is not a Banking Day, the Termination Date shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking Day).

                   "Term Loan" means any Loan made by a Bank pursuant to
Section 3.01 hereof.

                   "Term Loan Facility Fee" means the Term Loan facility fee payable by the Co-Borrowers to the Agent for the account of the Banks pursuant to Section 4.08 hereof.

                   "Term Loan Note" or "Term Note" means a promissory note of the Co-Borrowers in the form of Exhibit A-1, evidencing the Term Loan to be made by a Bank hereunder on the Conversion Date (assuming conversion), as such note may be amended from time to time.

                   "The date hereof" or "the date hereof" means the Closing
Date.

                   "Total Commitments" means, at any time, the aggregate of the Commitments in effect at such time.

                   "Unfunded Vested Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all vested benefits under the Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of any Co-Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA.

                   "Variable Rate" means, for any day, the Prime Rate for such day.

                   "Variable Rate Loan" means any Loan when and to the extent the interest rate for such Loan is determined on the basis of the Variable Rate.

                   Section 1.02. Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

                      ARTICLE 2.  REVOLVING CREDIT AND
                         LETTER OF CREDIT COMMITMENT

                   Section 2.01. Revolving Credit Loans. Subject to the terms and conditions of this Agreement, each of the Banks severally (but not jointly) agrees to make revolving credit loans in Dollars (the "Revolving Credit Loans") to the Co-Borrowers from time to time from and including the Closing Date to but excluding the earliest of the Conversion Date and the Termination Date up to but not exceeding at any one time outstanding the amount of its Revolving Credit Commitment; provided, that no Revolving Credit Loan shall be made if after giving effect to such Loan the aggregate outstanding principal amount of all Revolving Credit Loans at the time of such Loan would exceed the aggregate of the Revolving Credit Commitments of the Banks on such date or if the Aggregate Outstandings at the time of such Loan would exceed the lesser of the Total Commitments or the Borrowing Base in effect on such date. The Revolving Credit Loans may be outstanding as Variable Rate Loans or Eurodollar Loans. The Revolving Credit Loans of each type of each Bank shall be made and maintained at such Bank's Lending Office for such type of Loans. Subject to the foregoing limits, the Co-Borrowers may borrow, repay and reborrow, on or after the Closing Date and prior to the earliest of the Conversion Date and the Termination Date, all or a portion of the Revolving Credit Commitments hereunder.

                   Section 2.02. The Revolving Credit Notes. The Revolving Credit Loans of each Bank shall be evidenced by a single promissory note in favor of such Bank substantially in the form of Exhibit A with appropriate insertions, duly executed and completed by the Co-Borrowers. Each Bank is hereby authorized to record the date, type and amount of each Revolving Credit Loan, the date and amount of each payment or prepayment of principal thereof, the date of each interest rate conversion pursuant to Section 2.05 and the principal amount subject thereto and the Interest Period and interest rate with respect thereto in such Bank's records and/or on the schedule annexed to and constituting a part of its Revolving Credit Note, and, absent manifest error, any such recordation shall constitute conclusive evidence of the information so recorded; provided that the failure to make any such recordation shall not in any way affect the Co-Borrowers' obligation to repay the Revolving Credit Loans. Each Revolving Credit Note (a) shall be dated the Closing Date, (b) be stated to mature on the Conversion Date and (c) shall bear interest from and including the Closing Date on the unpaid principal amount thereof from time to time outstanding as provided herein.

                   Section 2.03.  Use of Proceeds.

                   (a) The Co-Borrowers shall use the proceeds of the Revolving Credit Loans for general working capital purposes, to finance Acceptable Acquisitions, for general corporate purposes and for the payment or voluntary prepayment (including any "make whole" or prepayment penalties with respect thereto) of the items of Debt described on Schedule II hereto. No part of the proceeds of any of the Loans will be used for any purpose which violates the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date of making such Loans. The Co-Borrowers will use the Letters of Credit to support their commercial insurance programs, particularly their workers' compensation programs, and otherwise for general corporate purposes.

                   (b) The Co-Borrowers, jointly and severally, agree to indemnify each Bank (including Chase as the Agent) and its Affiliates, agents, officers, directors and employees (individually and collectively, an "Indemnified Party") and hold each Indemnified Party harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for any Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnified Party shall be designated a party thereto) which may be incurred by any Indemnified

Party, relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided, that no Indemnified Party shall have the right to be indemnified hereunder for its own gross negligence, willful misconduct or bad faith as determined by a court of competent jurisdiction.

                   Section 2.04. Borrowing Procedures for Revolving Credit Loans. The Co-Borrowers may request a Revolving Credit Loan hereunder as provided in Section 4.01. Not later than 1:00 p.m. New York City time on the date of such borrowing, each Bank shall, through its Lending Office and subject to the conditions of this Agreement, make the amount of the Revolving Credit Loan to be made by it on such day available to the Agent, at the Principal Office and in immediately available funds for the account of the Co-Borrowers. The amount received by the Agent shall, subject to the conditions of this Agreement, be made available to the Co-Borrowers, in immediately available funds, by the Agent crediting an account of the Co-Borrowers designated by the Co-Borrowers and maintained with the Agent at the Principal Office.

                   Section 2.05.  Interest Periods, Continuations and
Conversions.

                   (a) In the case of each Eurodollar Loan, the Co-Borrowers shall select an Interest Period of any of the durations set forth in the definition of Interest Period in Section 1.01 and shall notify the Agent of such selection as provided in Section 4.01 hereof.

                   (b) Upon the expiration of an Interest Period for any Revolving Credit Loan which is a Eurodollar Loan, or any portion thereof, such Revolving Credit Loan or portion thereof shall be automatically converted to a Revolving Credit Loan which is a Variable Rate Loan, except to the extent that such Loan shall be repaid hereunder or shall be required to be repaid hereunder or unless the Co-Borrowers shall have notified the Agent, as provided in Section 4.01 hereof, of their intention to continue such Revolving Credit Loan as a Eurodollar Loan and select an Interest Period with respect thereto. Subject to the following conditions and to the terms and conditions of this Agreement, the Co-Borrowers shall have the right to convert or continue (as the case may be) any Revolving Credit Loan or portion thereof as aforesaid, provided that:

                 (i) if less than all Revolving Credit Loans at the time outstanding shall be converted or continued, the notice given by the Co-Borrowers to the Agent shall specify the aggregate amount of Revolving Credit Loans in each case to be converted or continued and such conversion or continuation shall be made ratably among the Banks in accordance with Section
                         12.16 hereof;

                 (ii) in the case of a conversion or continuation of less than all outstanding Revolving Credit Loans, the aggregate principal amount of Revolving Credit Loans to be converted or continued shall not be less than
                         (1) $4,000,000 (and if greater in integral multiples of $1,000,000 in excess thereof) in the case of conversions to or continuations of Eurodollar Loans or (2) $1,000,000 (or if greater in integral multiples of $1,000,000 in excess thereof) in the case of conversions to Variable Rate Loans;

                 (iii) no Revolving Credit Loan may be converted to or continued as a Eurodollar Loan less than one month before the Termination Date;

                 (iv) a Eurodollar Loan may be converted to a Variable Rate Loan only on the last day of an Interest Period;

                 (v) no Revolving Credit Loan or portion thereof may be converted to or continued as a Eurodollar Loan after the occurrence and during the continuance of a Default or an Event of Default;

                 (vi) the initial Interest Period for any Eurodollar Loan shall commence on the date of the making of such Loan (including the date of any conversion from a Variable Rate Loan) and each Interest Period occurring thereafter in respect of such Loan shall commence on the date on which the next preceding Interest Period expires; and

                 (vii) no Interest Period in respect of any Eurodollar Loan shall extend beyond the Termination Date.

                   Section 2.06.  Changes of Commitments.

                   (a) The Co-Borrowers shall have the right to reduce or terminate the amount of unused Commitments at any time or from time to time prior to the Conversion Date, provided that: (i) the Co-Borrowers shall give notice of each such reduction or termination to the Agent as provided in
Section 4.01; and (ii) each partial reduction shall be in an aggregate amount at least equal to $4,000,000 or, if greater, in integral multiples of $1,000,000 in excess thereof.

                   (b) The Commitments once reduced or terminated may not be reinstated.

                   (c) In the event that the Commitments are reduced in accordance with this Section 2.06, the Co-Borrowers will notify the Agent and the Banks of the allocation of such reduction between the Letter of Credit Commitment and the Revolving Credit Commitment, respectively.

                   Section 2.07. Minimum Amounts. Except for borrowings which exhaust the full remaining amount of the Revolving Credit Commitments and for borrowings made pursuant to Section 2.08(d) hereof, and prepayments (in the case of Variable Rate Loans only) which result in the prepayment of all Revolving Credit Loans, each borrowing and prepayment of principal of Variable Rate Loans shall be in an amount at least equal to $1,000,000, and, if greater, integral multiples of $1,000,000 in excess thereof, and each borrowing of Eurodollar Loans of each type having concurrent Interest Periods shall be in an amount at least equal to $4,000,000, and, if greater, integral multiples of $1,000,000 in excess thereof.

                   Section 2.08.  The Letters of Credit.

                   (a) Subject to the terms and conditions hereof, the Agent agrees to issue Letters of Credit for the account of the Co-Borrowers, or any of them, from time to time on any Banking Day prior to the earliest of the Conversion Date and the Termination Date; provided that, (i) the

Aggregate LC Outstandings shall not exceed at any time the aggregate of the Letter of Credit Commitments of the Banks and (ii) no Letter of Credit shall be issued if, after giving effect to such issuance, the Aggregate Outstandings at the time of such issuance would exceed the lesser of the Total Commitments and the Borrowing Base in effect on such date. Under no circumstances shall any Letter of Credit be issued hereunder having an expiry date which falls on or after December 15, 1997. Furthermore, notwithstanding anything contained herein to the contrary, neither the Agent nor any of the Banks shall be under any obligation to issue or participate in a Letter of Credit if any order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin, restrict or restrain the Agent or any of the Banks in any respect relating to the issuance of or participation in such Letter of Credit or a similar letter of credit, or any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Agent or any of the Banks shall prohibit or direct the Agent or any of the Banks in any respect relating to the issuance of or participation in such Letter of Credit or a similar letter of credit, or shall impose upon the Agent or any of the Banks with respect to any Letter of Credit, any restrictions, any reserve or capital requirement or any loss, cost or expense not reimbursed by the Co-Borrowers to the Agent or any of the Banks. No Letter of Credit will expire more than one year from its date of issuance. The Existing Letters of Credit shall automatically be deemed to have been issued under, and shall be subject to the provisions of, this Agreement as of the date hereof; provided, however that with respect to any Existing Letter of Credit that was issued by a Bank other than the Agent, such Bank shall be deemed the "Agent" for purposes of all provisions applicable thereto contained in Section 2.08 hereof.

                   (b) Each request for issuance of a Letter of Credit shall be in writing and shall be received by the Agent by no later than 12:00 p.m. on the day which is at least two Banking Days prior to the proposed date of issuance. Such issuance shall occur by no later than 5:00 p.m. on the proposed date of issuance (assuming proper prior notice as aforesaid). The Co-Borrowers, or any of them, may request the Agent to issue a Letter of Credit by submitting a Letter of Credit Agreement together with a written notice setting forth (i) the proposed issuance date of such Letter of Credit and (ii) the face amount of such Letter of Credit. The Co-Borrowers shall also provide such other certificates, documents and other papers and information as the Agent may request. Upon receipt of such notice, the Agent shall notify promptly each Bank thereof and shall, subject to the terms and conditions hereof and to the terms of the Letter of Credit Agreement, issue such Letter of Credit by delivering the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Co-Borrowers. The Agent agrees to notify promptly each Bank of the issuance of each Letter of Credit hereunder.

                   (c) Effective as of the date of the issuance of each Letter of Credit hereunder, the Agent agrees to allot and does allot to each Bank and each Bank severally and irrevocably agrees to take and does take, an undivided participating interest in such Letter of Credit in an amount equal to such Bank's Commitment Proportion of the face amount of such Letter of Credit.

                   (d) Prior to the earliest of the Conversion Date and the Termination Date and subject to the terms and conditions hereof, in the event that the Agent makes a payment under any Letter of Credit, the Co-Borrowers shall be deemed to have requested a Revolving Credit Loan in the principal amount of such payment and each Bank agrees that it shall be deemed to have made a Revolving Credit Loan to the Co-Borrowers in an amount equal to its Commitment Proportion of the amount of such payment; provided, however, that the Banks shall not be deemed to have made Revolving Credit Loans pursuant to this Section 2.08(d) if the conditions precedent to the making of such Revolving Credit Loan as set forth in Section 6.02 hereof are not satisfied or if, after giving effect to such Loan, the aggregate Revolving Credit Loans made by the Banks shall exceed the aggregate of the Revolving Credit Commitments of the Banks or if, after giving effect to such Loan, the Aggregate Outstandings would exceed the lesser of the Total Commitments or the Borrowing Base in effect on such date. The Agent shall promptly notify the Banks of any Revolving Credit Loans made pursuant to this
Section 2.08(d) and each Bank shall immediately make the amount of such Revolving Credit Loan deemed to have been made by it available to the Agent at the Principal Office in immediately available funds for the account of the Co-Borrowers. All Revolving Credit Loans made pursuant to this Section 2.08(d) shall be Variable Rate Loans.

                   (e) The Co-Borrowers absolutely and unconditionally and jointly and severally agree (i) to reimburse the Agent, forthwith upon its demand for any payment made by the Agent under any Letter of Credit which has not been paid by the proceeds of a Revolving Credit Loan made by the Banks pursuant to Section 2.08(d) and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full at a rate equal to (A) from the date of such payment by the Agent until demand for payment by the Agent (or, as the case may be, to the date on which the reimbursement obligations under the Letters of Credit become automatically due and payable as provided in Article 11), the Variable Rate and (B) thereafter the Default Rate with respect to Variable Rate Loans. In the event that the Agent makes a payment under any Letter of Credit and is not reimbursed by the Co-Borrowers in full therefor forthwith upon demand of the Agent, the Agent will promptly notify each Bank. Forthwith upon its receipt of such notice, each other Bank will transfer to the Agent, in immediately available funds, an amount equal to such Bank's Commitment Proportion of the unreimbursed portion of such payment. Whenever, at any time after the Agent has made a payment under any Letter of Credit and has received from any Bank such Bank's Commitment Proportion of the unreimbursed portion of such payment, the Agent receives any reimbursement on account of such unreimbursed portion or any payment of interest on account thereof, the Agent will distribute to such Bank its Commitment Proportion thereof.

                   (f)(i) The obligation of the Co-Borrowers to reimburse the Agent as provided hereunder in respect of drawings or payments under Letters of Credit shall rank pari passu with the obligation of the Co-Borrowers to repay the Revolving Credit Loans or the Term Loans hereunder, as the case may be, and shall be absolute and unconditional and joint and several under any and all circumstances. Without limiting the generality of the foregoing, the obligation of the Co-Borrowers to reimburse the Agent in respect of drawings under Letters of Credit shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such payment or the legality, validity, regularity or enforceability of the Letters of Credit or any related document or any dispute between or among the Co-Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred. Neither the Agent nor any of its correspondents shall be responsible, as to any document presented under a Letter of Credit which appears to be regular on its face, and appears on its face to conform to the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or for failure of any person to note the amount of any draft on the reverse of the Letter of Credit.

                   (ii) Any action, inaction or omission on the part of the Agent or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or customs as are applicable, shall be binding upon the Co-Borrowers and shall not place the Agent or any of its correspondents under any liability to the Co-Borrowers, in the absence of (i) gross negligence or willful misconduct by the Agent or its correspondents or (ii) the failure by the Agent to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit. The Agent's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

                   (g) Each Bank acknowledges that each Letter of Credit issued by the Agent pursuant to this Agreement is issued by the Agent on behalf of and with the pro rata participation of all of the Banks (i.e., in accordance with their respective Commitment Proportions), and each Bank agrees to make the payments required by subsection (b) hereof and agrees to be responsible for its pro rata share of all liabilities incurred by the Agent in respect of each Letter of Credit issued, established, opened or extended by the Agent hereunder for the account of the Co-Borrowers other than liabilities arising out of the gross negligence or willful misconduct of the Agent. Each Bank agrees with the Agent and the other Banks that its obligation to make the payments required by subsection (b) hereof shall not be affected in any way by any circumstances (other than the gross negligence or willful misconduct of the Agent) occurring before or after the making of any payment by the Agent pursuant to any Letter of Credit, including, without limitation:

                        (i) any modification or amendment of, or any consent, waiver, release or forbearance with respect to, any of the terms of this Agreement or any other instrument or document referred to herein made in accordance with the terms hereof;

                        (ii) the existence of any Default or an Event of Default; or

                        (iii) any change of any kind whatsoever in the financial position or credit worthiness of the Co-Borrowers.

                   (h) The Co-Borrowers and the Banks hereby agree that from and after the date hereof, subject to the satisfaction of the conditions precedent to the initial Loans hereunder or the issuance of the initial Letter of Credit hereunder as set forth in Article 2 hereof, the letters of credit issued prior to the date hereof and listed and described on Schedule III attached hereto shall be Letters of Credit for all purposes of this Agreement (other than with respect to opening or transaction fees and the payment of commissions made or accrued prior to the date hereof, which fees and commissions shall be for the sole account of the Bank that issued the same), and the Banks hereby affirm their pro rata participation (i.e., in accordance with their respective Commitment Proportions) in such Letters of Credit. The Co-Borrowers represent and warrant that the undrawn or outstanding amounts with respect to all such outstanding Letters of Credit on the date hereof is set forth on Schedule III.

                          ARTICLE 3. TERM LOANS.

                   Section 3.01.  Term Loans.

                   Subject to the terms and conditions hereof, if the Co-Borrowers give the Banks irrevocable notice of their election to convert all outstanding Revolving Credit Loans to Term Loans at least 30 Banking Days prior to the Conversion Date, and provided that no Default or Event of Default shall have occurred and be continuing at any time from and after the date of any such notification to and including the Conversion Date, each of the Banks severally agrees to permit the Co-Borrowers to convert the aggregate outstanding principal amount of the Revolving Credit Loans at the Conversion Date (but not less than such amount, and, in any event, in an aggregate amount not to exceed $125,000,000) to Term Loans in Dollars (individually, a "Term Loan"; and collectively, the "Term Loans"), and each such Bank's Commitment Proportion of the amount so converted shall be deemed the Term Loan made by and owing to such Bank; provided that no Term Loans shall be made if Aggregate Outstandings exceed the Borrowing Base in effect on the Conversion Date.

                   Section 3.02. The Term Notes. The Term Loan by each Bank shall be evidenced by a single promissory note of the Co-Borrowers substantially in the form of Exhibit A-1 hereto, with appropriate insertions, payable to the order of such Bank and representing the obligation of the Co-Borrowers to pay the unpaid principal amount of the Term Loan made by such Bank, with interest thereon as described herein. Each Bank is hereby authorized to record the type of its Term Loan, the date and amount of each payment or prepayment of principal thereof, the date of each interest rate conversion pursuant to Section 3.04 hereof and the principal amount subject thereto and the Interest Period and interest rate applicable thereto, in such Bank's records and/or on the schedule annexed to and constituting a part of its Term Note, and, absent manifest error, any such recordation shall constitute conclusive evidence of the accuracy of the information so recorded; provided that the failure to make any such recordation shall not affect the obligation of the Co-Borrowers to repay the Term Loans. Each Term Note shall (a) be dated, and delivered to the Bank which is the payee thereunder on, the Conversion Date, (b) be stated to amortize and mature in 48 equal consecutive monthly installments and (c) bear interest from the date thereof on the unpaid principal amount thereof from time to time outstanding as provided herein.

                   Section 3.03. Amortization of Term Loans. The Co-Borrowers shall repay the Term Loans in 48 equal consecutive monthly installments, such payments to be made in accordance with Section 4.07 on each Amortization Date commencing on the first Amortization Date to occur after the Conversion Date.

                   Section 3.04.  Interest Periods; Continuations and
Conversions.

                   (a) Subject to the terms and conditions hereof, the Term Loans may from time to time be either Variable Rate Loans or Eurodollar Loans or any combination thereof.

                   (b) In the case of each Eurodollar Loan, the Co-Borrowers shall select an Interest Period of any of the durations set forth in the definition of the term "Interest Period" in Section 1.01 hereof and shall notify the Agent of such selection as provided in Section 4.01 hereof.

                   (c) Upon the expiration of an Interest Period for any Term Loan which is a Eurodollar Loan, or any portion thereof, such Term Loan or portion thereof shall be automatically converted to a Term Loan which is a Variable Rate Loan, except to the extent that such Loan shall be repaid hereunder or shall be required to be repaid hereunder or unless the Co-Borrowers shall have notified the Agent, as provided in Section 4.01 hereof, of their intention to continue such Term Loan as a Eurodollar Loan and of their selection of the Interest Period with respect thereto. Subject to the following conditions and to the terms and conditions of this Agreement, the Co-Borrowers shall have the right to convert or continue (as the case may be) any Term Loan or portion thereof as aforesaid, provided that:

                 (i) if less than all Term Loans at the time outstanding shall be converted or continued, the notice given by the Co-Borrowers to the Agent shall specify the aggregate amount of Term Loans in each case to be converted or continued and such conversion or continuation shall be made ratably among the Banks in accordance with Section 12.16 hereof;

                 (ii) in the case of a conversion or continuation of less than all outstanding Term Loans, the aggregate principal amount of Term Loans to be converted or continued shall not be less than (1) $4,000,000 (and if greater in integral multiples of $1,000,000 in excess thereof) in the case of conversions to or continuations of Eurodollar Loans or (2) $1,000,000 (or if greater in integral multiples of $1,000,000 in excess thereof) in the case of conversions to Variable Rate Loans;

                 (iii) no Term Loan may be converted to or continued as a Eurodollar Loan less than one month before the Termination Date;

                 (iv) a Eurodollar Loan may be converted to a Variable Rate Loan only on the last day of an Interest Period;

                 (v) no Term Loan or portion thereof may be converted to or continued as a Eurodollar Loan after the occurrence and during the continuance of a Default or an Event of Default;

                 (vi) the initial Interest Period for any Eurodollar Loan shall commence on the date of the making of such Loan (including the date of any conversion from a Variable Rate Loan) and each Interest Period occurring thereafter in respect of such Loan shall commence on the date on which the next preceding Interest Period expires; and

                 (vii) no Interest Period in respect of any Eurodollar Loan shall extend beyond the Termination Date.

                       ARTICLE 4.  GENERAL CREDIT PROVISIONS;
                                FEES AND PAYMENTS.

                   Section 4.01. Certain Notices. Notices by the Co-Borrowers to the Agent of each prepayment pursuant to Section 4.02 and each reduction or termination of Commitments pursuant to Section 2.06 and of a conversion pursuant to Section 3.01 shall be irrevocable and shall be effective on the date of receipt only if received by the Agent not later than 11:00 a.m., New York City time, on or prior to the date notice with respect thereto is required to be given hereunder; and (a) the Co-Borrowers shall give the Agent (i) at least three Banking Days' irrevocable telephonic notice (confirmed in writing) of each Eurodollar Loan (whether representing an additional borrowing hereunder, a conversion of a borrowing hereunder from a Variable Rate Loan to a Eurodollar Loan or a continuation of a Eurodollar Loan for an additional Interest Period) prior to 10:30 a.m., New York, New York time on the day such notice is given and (ii) irrevocable telephonic notice (confirmed in writing) of each Variable Rate Loan (whether representing an additional borrowing hereunder or the conversion of an existing Eurodollar Loan to a Variable Rate Loan at the end of the Interest Period with respect to any such Eurodollar Loan) prior to 10:30 a.m., New York, New York time on the day of the proposed Variable Rate Loan; and (b) in the case of reductions or termination of Commitments, given thirty (30) days prior thereto. Each such notice relating to the borrowing, continuation, conversion or prepayment of a Revolving Credit Loan or a Term Loan, as the case may be, shall specify the Loans to be borrowed, converted, continued or prepaid, and the amount (subject to Section 2.07 or Section 3.04, as the case may be) and type of the Loans to be borrowed or prepaid, the Interest Period with respect to any Eurodollar Loan and the date of borrowing, conversion, continuation or prepayment (which shall be a Banking Day). Each such notice of reduction or termination of Commitments shall specify the amount of the Commitments to be reduced or terminated. The Agent shall notify the Banks of the contents of each such notice promptly after the Agent's receipt thereof.

                   Section 4.02.  Prepayments.

                   (a) The Co-Borrowers shall have the right at any time and from time to time to prepay any Variable Rate Loan, in whole or in part, upon at least one Banking Day's prior written notice to the Agent in the case of prepayment of a Variable Rate Loan; provided, however, that each such partial prepayment of Variable Rate Loans shall be in a minimum aggregate principal amount of $1,000,000 or, if greater, in amounts which are integral multiples of $1,000,000 in excess thereof. Except as required by paragraphs
(b) or (c) below or on the last day of an Interest Period with respect thereto, the Co-Borrowers shall not be permitted to prepay Eurodollar Loans. Each prepayment of Term Loans under this subsection shall be applied to the installments thereof in the inverse order of maturity. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

                   (b) On the date of any reduction of the Commitments as provided in Section 2.06, the Co-Borrowers jointly and severally shall pay or prepay so much of the Revolving Credit Loans as shall be necessary in order that the Aggregate Outstandings will not exceed the Total Commitments after giving effect to such reduction. All prepayments under this paragraph shall be subject to Section 5.05.

                   (c) In the event that the Aggregate Outstandings exceed the Borrowing Base at any time prior to the Termination Date, the Co-Borrowers jointly and severally shall promptly pay or prepay so much of the Loans outstanding as shall be necessary in order that the Aggregate Outstandings will not exceed the Borrowing Base then in effect. All prepayments under this paragraph shall be subject to Section 5.05.

                   (d) All prepayments required by paragraphs (b) or (c) above shall be applied first to Variable Rate Loans outstanding and then to Eurodollar Loans outstanding.

                   (e) All prepayments made pursuant to this Section 4.02 shall be accompanied by the payment of all accrued interest on the amount so prepaid and by all amounts required to be paid pursuant to Section 5.05 in connection therewith.

                   (f) If, after making the mandatory prepayment required by paragraph (c) above, the Aggregate LC Outstandings exceeds the Borrowing Base, the Co-Borrowers agree to provide the Agent on behalf of the Banks with Cash Collateral in an amount equal to such excess promptly after the occurrence of any such excess.

                   Section 4.03.  Interest.

                   (a) Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan is due, at the following rates per annum: (i) for a Variable Rate Loan, at a variable rate per annum equal to the Variable Rate plus the applicable Margin; and (ii) for a Eurodollar Loan, at a fixed rate equal to the Reserve Adjusted Eurodollar Rate plus the applicable Margin. Any principal amount not paid when due (at maturity, by acceleration or otherwise) and, to the extent permitted by law, any other amount payable hereunder which is not paid when due, shall bear interest thereafter until paid in full, at the Default Rate which shall be payable on demand.

                   (b) The interest rate on each Variable Rate Loan shall change when the Variable Rate changes and interest on each such Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on each Eurodollar Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall notify the Co-Borrowers and the Banks thereof.

                   (c) Accrued interest on Variable Rate Loans shall be due and payable (i) for the period from the Closing Date to but excluding the Conversion Date, quarterly in arrears on the last day of each calendar quarter commencing on December 31, 1993 and (ii) for the period commencing on the Conversion Date and thereafter, on each Amortization Date, and (iii) on the Termination Date. Accrued interest on Eurodollar Loans shall be due and payable in arrears upon any payment of principal and on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months, at three-month intervals after the first day of such Interest Period. Notwithstanding the foregoing, interest accruing at the Default Rate shall be due and payable from time to time on demand of the Agent.

                   (d) Notwithstanding any other provision of this Agreement, upon the occurrence and during the continuance of a Default or an Event of Default, each Revolving Credit Loan or Term Loan outstanding and each reimbursement obligation with respect to any outstanding Letter of Credit hereunder shall bear interest at a rate per annum equal to the Default
Rate.                                - 22 -

                   Section 4.04. Facility Fee; Structuring Fee. (a) The Co-Borrowers jointly and severally shall pay to the Agent for the pro-rata account of each Bank a facility fee on the date hereof in the aggregate amount of $187,500 (i.e., 3/32 of one percent of the Total Commitments).

                   (b) The Co-Borrowers jointly and severally shall pay to the Agent for the pro-rata account of each Bank a structuring fee on the date hereof in the aggregate amount of $187,500 (i.e., 3/32 of one percent of the Total Commitments).

                   Section 4.05. Letter of Credit Fees. The Co-Borrowers jointly and severally shall pay to the Agent, (a) for the pro rata account of the Banks an aggregate fee of one-half of one percent (0.50%) per annum based upon a 365/366 day year on the daily outstanding amount available to be drawn on any Letter of Credit issued by the Agent (or in the case of an Existing Letter of Credit, the Bank that issued the same) hereunder from and including the date of issuance to and including the last day of the calendar quarter, payable quarterly in arrears on the last Banking Day of the calendar quarter and (b) for the account of the Agent (or in the case of an Existing Letter of Credit, the Bank that issued the same), the Agent's (or in the case of an Existing Letter of Credit, the issuing Bank's) usual and customary charges with respect to Letters of Credit. Notwithstanding any other provision of this Agreement, upon the occurrence and during the continuance of a Default or Event of Default, all fees payable under this Section 4.05 shall be increased by one percentage point (1%) per annum.

                   Section 4.06    Commitment Fee.

                   The Co-Borrowers shall pay to the Agent on behalf and for the ratable benefit of each Bank an aggregate commitment fee for the period from and including the date hereof to and excluding the Conversion Date equal to such Bank's Commitment Proportion of one quarter of one percent (.25%) per annum of the average daily unused portion of the aggregate of the Revolving Credit Commitments of the Banks during the applicable period. The commitment fee shall be due and payable in arrears on the last day of each calendar quarter (i.e., the last day of each March, June, September and December) and on the Conversion Date.

                   Section 4.07.  Payments Generally.

                   (a) All payments under this Agreement, the Notes or any of the other Facility Documents shall be made in Dollars in immediately available funds not later than 1:00 p.m. New York City time on the relevant dates specified above (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day) at the Principal Office for the account of the applicable Lending Office of each Bank; provided that, when a new Loan is to be made by each Bank on a date the Co-Borrowers are to repay any principal of an outstanding Loan, the Agent shall apply the proceeds thereof to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by the Agent to the Co-Borrowers as provided in Section 2.04 or paid by the Co-Borrowers to the Agent pursuant to this Section 4.07, as the case may be. The Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Co-Borrowers, or any of them, with the Agent. The Co-Borrowers shall, at the time of making each payment under this Agreement or the Notes, specify to the Agent the principal or other amount payable by the Co-Borrowers under this Agreement or the Notes to which such payment is to be applied (and in the event that it fails to so specify, or if a Default or Event of Default has occurred and is continuing, the Agent may apply such payment as it may elect in its sole discretion (subject to Section 12.16)). Unless otherwise specified herein, if the due date of any payment under this Agreement, the Notes or any of the other Facility Documents would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension. Each payment received by the Agent hereunder or under any Note for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank's Lending Office.

                   (b) All payments made by the Co-Borrowers under this Agreement, the Notes or the other Facility Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental or taxing authority of any jurisdiction located outside of the United States, excluding, in the case of the Agent and each Bank, income taxes and franchise taxes (imposed in lieu of income taxes) imposed on the Agent or such Bank, as the case may be, as a result of a present or former connection between the jurisdiction of the government or the taxing authority imposing such tax and the Agent or such Bank (excluding a connection arising solely from the Agent or such Bank having executed, delivered, or performed its obligations or received a payment under, or enforced, this Agreement, the Notes or the other Facility Documents) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Bank hereunder or under the Facility Documents, the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, the Notes and the other Facility Documents. Whenever any Taxes are payable by the Co-Borrowers, or any of them, as promptly as possible thereafter the Co-Borrowers shall send to the Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Co-Borrowers (or any of them) showing payment thereof. If the Co-Borrowers, or any of them, fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Agent the required receipts or other required documentary evidence, the Co-Borrowers shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the Facility Documents and the payment of the Notes and all other amounts payable hereunder or thereunder.

                   Section 4.08. Term Loan Facility Fee. If Revolving Credit Loans are converted to Term Loans on the Conversion Date pursuant to the provisions of this Agreement, the Co-Borrowers jointly and severally shall, on the Conversion Date, pay to the Agent for the pro-rata account of each Bank a Term Loan Facility Fee in an aggregate amount equal to 1/8 of 1% of the aggregate outstanding principal amount of the Term Loans on such date.


                    ARTICLE 5.  YIELD PROTECTION; ETC.

                   Section 5.01.  Additional Costs.

                   (a) The Co-Borrowers shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its issuing or participating in any Letter of Credit or making or maintaining any Eurodollar Loans under this Agreement or its Note or its obligation to make any such Loans or issue or participate in any such Letters of Credit hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note in respect of any of such Loans or Letters of Credit (other than taxes imposed on the overall net income of such Bank or of its Lending Office for any of such Loans by the jurisdiction in which such Bank has its principal office or such Lending Office); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit, or commitments therefor, or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of "Reserve Adjusted Eurodollar Rate" in
Section 1.01); or (iii) imposes any other condition affecting this Agreement, the Letters of Credit or its Note (or any of such extensions of credit, or commitments therefor, or liabilities). Each Bank will notify the Agent of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 5.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and the Agent on behalf of such Bank will promptly notify the Co-Borrowers of such event. If any Bank requests compensation from the Co-Borrowers under this Section 5.01(a), or under Section 5.01(c), the Co-Borrowers may, by notice to the Agent (with a copy to such Bank), suspend the obligation of such Bank to make Loans of the type with respect to which such compensation is requested (in which case the provisions of Section 5.04 shall be applicable).

                   (b) Without limiting the effect of the foregoing provisions of this Section 5.01, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Agent (with a copy to the Co-Borrowers), the obligation of such Bank to make Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

                   (c) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Co-Borrowers shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority of capital in respect of its Loans hereunder or its obligation to make Loans hereunder or its obligation to issue Letters of Credit or to participate in such issuance hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of such Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). Each Bank will notify the Agent if it is entitled to compensation pursuant to this Section 5.01(c) as promptly as practicable after it determines to request such compensation and the Agent on behalf of such Bank will promptly notify the Co-Borrowers.

                   (d) Determinations and allocations by a Bank for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or Letters of Credit or its obligation to make Loans or to issue Letters of Credit or participate in such issuance, or on amounts receivable by, or the rate of return to, it in respect of Loans, Letters of Credit (or participations therein) or such obligation, and of the additional amounts required to compensate such Bank under this Section 5.01, shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis and provided further that such Bank provides the Co-Borrowers with copies of the calculations made by such Bank to enable such determination or allocation to be made.

                   Section 5.02. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if:

                   (a) the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Reserve Adjusted Eurodollar Rate" in
Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any Eurodollar Loans as provided in this Agreement; or

                   (b) any Bank reasonably determines (which determination shall be conclusive) and notifies the Agent that the relevant rates of interest referred to in the definition of "Reserve Adjusted Eurodollar Rate" in Section 1.01 upon the basis of which the rate of interest for any Eurodollar Loans is to be determined do not cover the cost to such Bank of making or maintaining such Loans, then the Agent shall give the Co-Borrowers and each other Bank prompt notice thereof (i.e., the condition described in (a) or (b) above), and so long as such condition remains in effect, such Bank shall be under no obligation to make Loans of such type.

                   Section 5.03. Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for any Bank or its Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Bank shall promptly notify the Agent thereof (with a copy to the Co-Borrowers) and such Bank's obligation to make or maintain Eurodollar Loans hereunder shall be suspended until such time as such Bank may again make and maintain such affected Loans (in which case the provisions of Section 5.04 shall be applicable).

                   Section 5.04. Certain Variable Rate Loans Pursuant To Sections 5.01, 5.02 and 5.03. If the obligations of any Bank to make Eurodollar Loans (Eurodollar Loans being herein called "Affected Loans") shall be suspended pursuant to Section 5.01, 5.02 or 5.03, all Affected Loans shall be made instead as Variable Rate Loans and, if an event referred to in
Section 5.01(b), 5.02 or 5.03 has occurred and such Bank so requests by notice to the Agent (with a copy to the Co-Borrowers), all Affected Loans of such Bank then outstanding shall be automatically converted into Variable Rate Loans on the date specified by such Bank in such notice, and, to the extent that Affected Loans are so made as (or converted into) Variable Rate Loans, all payments of principal which would otherwise be applied to such Bank's Affected Loans shall be applied instead to its Variable Rate Loans.
In the event of any conversion of any Eurodollar Loan to a Variable Rate Loan pursuant to this Section 5.04 prior to the last day of the Interest Period with respect to such Eurodollar Loan, the Co-Borrowers jointly and severally shall pay to the Agent for the account of each Bank all amounts required to be paid pursuant to Section 5.05 hereof.

                   Section 5.05. Certain Compensation. The Co-Borrowers shall pay to the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines is attributable to:

                   (a) any prepayment by the Co-Borrowers of a Eurodollar Loan made by such Bank (whether by reason of the mandatory prepayment provisions of this Agreement or otherwise) or any failure by the Co-Borrowers to pay principal or interest on a Eurodollar Loan made by such Bank when due as required hereunder; or

                   (b)(i) any failure by the Co-Borrowers to borrow, convert into or continue a Eurodollar Loan to be made by such Bank on the date specified therefor in the relevant notice under Section 4.01 or (ii) any conversion under Section 5.04; or

                   (c) any failure by the Co-Borrowers to prepay a Eurodollar Loan on the date required pursuant to Section 4.02.

Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid or converted or not borrowed (i.e., not borrowed, not converted or not continued) for the period from and including the date of such payment or failure to borrow (i.e., failure to borrow, failure to convert or failure to continue) to but excluding the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) the amount of interest (as reasonably determined by such Bank) such Bank would have bid in the London interbank market for Dollar deposits for amounts comparable to such principal amount and maturities comparable to such period. A determination of any Bank as to the amounts payable pursuant to this Section 5.05 shall be conclusive absent manifest error provided that such determination is made on a reasonable basis and provided further that such Bank provides the Co-Borrowers with copies of the calculations made by such Bank in making such determination.

                         ARTICLE 6.  CONDITIONS PRECEDENT.

                   Section 6.01. Documentary Conditions Precedent. The obligations of the Banks to make Loans constituting any borrowing on the date hereof and the obligations of the Agent to issue and the Banks to participate in the risk of any Letters of Credit and the obligations of the Banks to enter into this Agreement and to consummate the transactions contemplated hereby are subject to the conditions precedent that:

                   (a) the Agent shall have received, on or before the Closing Date, each of the following, in form and substance satisfactory to the Agent and its counsel:

                         (i) the Revolving Credit Notes duly executed by the Co-Borrowers;

                         (ii) a certificate of the Secretary or Assistant Secretary of each Co-Borrower, dated the Closing Date, attesting to all corporate action taken by such Co-Borrower, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Facility Documents and each other document to be delivered pursuant to this Agreement, together with certified (by each such Secretary or Assistant Secretary, and in the case of Olsten, Olsten Staffing Services, Inc. and Olsten Kimberly QualityCare, Inc., which shall also be certified by the relevant Secretary of State) copies of the certificate or articles of incorporation and the by-laws of the Co-Borrowers; and, such certificate shall state that the resolutions and corporate documents thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

                         (iii) a certificate of the Secretary or Assistant Secretary of each Co-Borrower, dated the Closing Date, certifying the names and true signatures of the officers of the Borrower authorized to sign the Facility Documents and the other documents to be delivered by such Co-Borrower under this Agreement;

                         (iv) a certificate of a duly authorized officer of Olsten, dated the Closing Date, stating that the representations and warranties in Article 7 are true and correct on such date as though made on and as of such date (except when such representation or warranty by its terms relates to a specific date other than the date made or the date hereof) and that no event has occurred and is continuing which constitutes a Default or an Event of Default;

                         (v) a favorable opinion of counsel for the Co-Borrowers, dated the Closing Date, in substantially the form of Exhibit B and as to such other matters as the Agent or any Bank may reasonably request;

                         (vi) a Borrowing Base Certificate (dated the Closing Date) with information thereon as of November 28, 1993;

                         (vii) good standing certificates evidencing that each of the Co-Borrowers is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; and

                         (viii)  such other documents, instruments,
                 approvals, opinions and evidence as the Agent may require;

                 (b) the Co-Borrowers shall have paid or caused to be paid all fees required to be paid hereunder or in connection herewith and all accrued fees and expenses of the Agent in connection with the preparation, execution and delivery of this Agreement, and the other Facility Documents and the consummation of the transactions contemplated thereby;

                   (c) the Co-Borrowers shall have obtained all consents, permits and approvals required in connection with the execution, delivery and performance by the Co-Borrowers of their obligations hereunder and such consents, permits and approvals shall continue in full force and effect; and

                   (d) all legal matters in connection with this financing shall be satisfactory to the Banks and their counsel.

                   Section 6.02. Additional Conditions Precedent. The obligations of the Banks to make any Loan (including, without limitation, the conversion of all outstanding Revolving Credit Loans to Term Loans on the Conversion Date) and the obligations of the Agent to issue and the Banks to participate in the risk of any Letter of Credit shall be subject to the further conditions precedent that on the date of such Loan:

                   (a)     the following statements shall be true:

                           (i)     the representations and warranties
contained in Article 7 are true and correct on and as of the date of such Loan or issuance of such Letter of Credit as though made on and as of such date (except when such representation or warranty relates to a specific date other than the Closing Date);

                           (ii)    no Default or Event of Default has
occurred and is continuing or would result from such Loan or issuance of such Letter of Credit; and

                           (iii)   no material adverse change shall have
occurred in the business, financial condition or operations of the Co-Borrowers, taken as a whole, since the date of the then most recent financial statements of the Co-Borrowers delivered to the Agent hereunder or in connection herewith; and

                   (b) with respect to the conversion of all outstanding Revolving Credit Loans to Term Loans on the Conversion Date only,

                           (i)     the Agent shall have received, on or
before the Conversion Date, the Term Loan Notes evidencing all Term Loans duly completed and executed by the Co-Borrowers; and

                           (ii)    the Co-Borrowers shall have paid or caused
to be paid all fees required to be paid hereunder or in connection herewith and all accrued fees and expenses of the Agent in connection with such conversion, if any; and

                   (c) the Agent shall have received such approvals, opinions, documents or instruments as the Agent or any Bank may reasonably request.

                   Section 6.03. No Default Certificate and Deemed Representations. Each notice of a Loan (including, without limitation, the conversion of all outstanding Revolving Credit Loans to Term Loans on the Conversion Date) or submission to the Agent of a Letter of Credit Agreement shall be accompanied by a certificate of the chief financial officer of Olsten certifying that the statements contained in Section 6.02(a) are true and correct on the date of such notice or submission and, unless the Co-Borrowers otherwise notify the Agent prior to such borrowing or the issuance of such Letter of Credit, the acceptance by the Co-Borrowers of the proceeds thereof (including, without limitation, the conversion of all outstanding Revolving Credit Loans to Term Loans on the Conversion Date) or the issuance of such Letter of Credit shall constitute a representation and warranty that such statements are true and correct as of the date of such Loan (including, without limitation, the conversion of all outstanding Revolving Credit Loans to Term Loans on the Conversion Date) or the issuance of such Letter of Credit.

                   Section 6.04. Conditions Precedents to Amendment. This Agreement shall not become effective until each of the following conditions precedent has been satisfied (or waived by all of the Banks):

                   (a) the Agent shall have received, on or before the date of this Agreement, each of the following, in form and substance satisfactory to the Agent and its counsel:

                         (i) a certificate of the Secretary or Assistant Secretary of each Co-Borrower, dated the date of this Agreement, attesting to all corporate action taken by such Co-Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of this Agreement and each other document to be executed and/or delivered in connection herewith; and, such certificate shall state that the resolutions thereby certified, and that the certificates or articles of incorporation and the by-laws of the Co-Borrowers, copies of which were delivered to the Banks and certified by the Secretary or Assistant Secretary of each Co-Borrower pursuant to 6.01(a)(ii) of the Original Agreement on the Closing Date, have not been amended, modified, revoked or rescinded as of the date of such certificate;

                         (ii) a certificate of the Secretary or Assistant Secretary of each Co-Borrower, dated the date of this Agreement, certifying the names and true signatures of the officers of the Co-Borrower authorized to execute this Agreement and each other document to be executed and/or delivered by such Co-Borrower in connection herewith;

                         (iii) a certificate of a duly authorized officer of Olsten, dated the date of this Agreement, stating (A) that the representations and warranties in Article 7 are true and correct in all material respects on such date as though made on and as of such date (except when such representation or warranty by its terms relates to a specific date other than the date made or the Closing Date) and (B) that no event has occurred and is continuing which constitutes a Default or an Event of Default; and

                         (iv)    such other documents, instruments,
                 approvals, opinions and evidence as the Agent may require;

                   (b) the Co-Borrowers shall have paid or caused to be paid all fees required to be paid hereunder or in connection herewith and all accrued fees and expenses of the Agent in connection with the preparation, execution and delivery of this Agreement and the other documents to be executed and/or delivered by the Co-Borrowers in connection herewith and the consummation of the transactions contemplated thereby;

                   (c) the Co-Borrowers shall have obtained all consents, permits and approvals required in connection with the execution, delivery and performance by the Co-Borrowers of their obligations hereunder and such consents, permits and approvals shall continue in full force and effect; and

                   (d) all legal matters in connection with this financing shall be satisfactory to the Banks and their counsel.


                     ARTICLE 7.  REPRESENTATIONS AND WARRANTIES.

                   The Co-Borrowers hereby represent and warrant that:

                   Section 7.01. Incorporation, Good Standing and Due Qualification; Compliance with Law. Each of the Co-Borrowers and their respective Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required except where the failure to so qualify and/or be in good standing would not in any case or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder. In addition, each of the Co-Borrowers and their respective Subsidiaries is in compliance with all laws, treaties, rules or regulations, or determination of an arbitration or a court or other governmental authority, in each case applicable to or binding upon it or any of its material property or to which it or any of its material property is subject, except to the extent that the failure to so comply would not, in any case or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

                   Section 7.02. Corporate Power and Authority; No Conflicts. The execution, delivery and performance by each of the Co-Borrowers of the Facility Documents have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; (b) contravene its charter or by-laws; (c) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve system as in effect from time to time), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Co-

Borrower or any of its Subsidiaries; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Co-Borrower is a party or by which any of its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such Co-Borrower; or (f) cause such Co-Borrower (or any Subsidiary) to be in default under any such rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument, except, in the case of clauses (c), (d), (e) and (f) above, where such violation, failure to satisfy such requirement, breach, default, failure to obtain consent or creation or imposition of a lien, as the case may be, would not, in any case or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

                   Section 7.03. Legally Enforceable Agreements. Each Facility Document is, or when delivered under this Agreement will be, a legal, valid and binding obligation of each of the Co-Borrowers party thereto enforceable against such Co-Borrowers in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

                   Section 7.04. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Co-Borrowers, threatened, against or affecting the Co-Borrowers or any of them or any of their respective Subsidiaries before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Co-Borrowers, taken as a whole, or on the ability of the Co-Borrowers to perform their obligations under the Facility Documents.

                   Section 7.05. Financial Statements. The consolidated balance sheet of Olsten as at January 3, 1993, the consolidated balance sheet of Lifetime Corporation ("Lifetime") as at December 31, 1992, and the related consolidated income statements and statements of cash flow of such Co-Borrowers for their respective fiscal years then ended, and the accompanying notes, together with the opinion thereon, of Coopers & Lybrand, independent certified public accountants, in the case of Olsten, and of Price Waterhouse, independent certified public accountants, in the case of Lifetime, copies of which have been furnished to each of the Banks, and the interim financial statements of the Co-Borrowers as at and as of (as the case may be) October 3, 1993 for the nine month period then ended, copies of which have been furnished to each of the Banks, are complete and correct and fairly present the consolidated financial condition of such Co-Borrowers as at such dates, respectively, and the consolidated results of the operations of such Co-Borrowers for the periods covered by such statements, respectively, all in accordance with GAAP consistently applied (subject, in the case of interim financial statements, to year-end adjustments and except, in the case of such interim financial statements, for the absence of GAAP Notes thereto). As of the date hereof, there are no liabilities of such Co-Borrowers, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since October 3, 1993, and the liabilities created by this Agreement. No information, exhibit or report furnished by the Co-Borrowers to the Banks in connection with the negotiation of this

Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading. Since the date of the most recent financial statements delivered to the Banks hereunder, there has been no material adverse change in the condition (financial or otherwise), business, operations or prospects of the Co-Borrowers taken as a whole.

                   Section 7.06. Ownership and Liens. Each of the Co-Borrowers has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 7.05 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Co-Borrowers, or any of them, and none of their leasehold interests is subject to any Lien, except as disclosed in Schedule II or as may be permitted hereunder.

                   Section 7.07. Taxes. Each of the Co-Borrowers and their respective Subsidiaries has filed all tax returns (federal, state and local) required to be filed except where the failure to file would not, in any case, or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder and each of the Co-Borrowers and their respective Subsidiaries has paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties other than taxes, assessments and governmental changes and levies being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP shall have been provided on the books of the Co-Borrowers or their Subsidiaries, as the case may be.

                   Section 7.08. ERISA. Each of the Co-Borrowers and their respective Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA. No Reportable Event has occurred with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; none of the Co-Borrowers nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; each of the Co-Borrowers and each of its ERISA Affiliates has met its minimum funding requirements under ERISA with respect to all of its Plans and there are no Unfunded Vested Liabilities; and none of the Co-Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

                   Section 7.09.  Subsidiaries and Ownership of Stock.
Schedule I is a complete and accurate list of the Subsidiaries of Olsten, showing the jurisdiction of incorporation or organization of each Subsidiary and showing the percentage of the Olsten's ownership of the outstanding stock or other interest of each such Subsidiary. All of the outstanding capital stock or other interest of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by Olsten free and clear of all Liens. Except as disclosed in Schedule I, none of the Co-Borrowers has any Subsidiaries.

                   Section 7.10. Credit Arrangements. Schedule II is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases and other investments, agreements and arrangements in effect on the date of this Agreement providing for or relating to extensions of credit to the Co-Borrowers or any of them (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) which provide for maximum availability of $100,000 or more in principal or face amount in respect of which the Co-Borrowers, or any of them, or any of their respective Subsidiaries is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

                   Section 7.11. Operation of Business. Each of the Co-Borrowers and each of their respective Subsidiaries possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their business substantially as now conducted and as presently proposed to be conducted except where the failure to do so would not, in any case or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder; and none of the Co-Borrowers nor any of their respective Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing, except where such violation would not, in any case or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder. Without limiting the generality of the foregoing, all health care personnel employed by the Co-Borrowers, or any of them, including all nurses, home health aides, therapists, etc. are properly licensed, to the extent required, to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be properly licensed would not, in any case or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

                   Section 7.12. Hazardous Substances. Each of the Co-Borrowers, and each of their respective Subsidiaries, is in compliance with all Environmental Laws, and has obtained all necessary licenses and permits required to be issued pursuant to any Environmental Law except where the failure to so comply or to obtain such licenses or permits would not in any case or in the aggregate have a material adverse effect on the business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder. To the best of the Co-Borrowers' knowledge, none of the Co-Borrowers, nor any of their respective Subsidiaries, has received any notice or communication from any governmental agency with respect to (i) any Hazardous Substance relative to its operations, property or acts or (ii) any investigation, demand or request pursuant to or enforcing any Environmental Law relating to it or its operations, no such investigation is pending or threatened.

                   Section 7.13. No Default on Outstanding Judgments or Orders. Each of the Co-Borrowers and each of their respective Subsidiaries has satisfied all judgments and none of the Co-Borrowers nor any of their respective Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign except to the extent that such defaults would not, in any case or in the aggregate, have a material adverse effect on the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

                   Section 7.14. No Defaults on Other Agreements. None of the Co-Borrowers nor any of their respective Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which would in any case or in the aggregate have a material adverse effect on its ability to carry out its obligations under the Facility Documents or on the business, properties, assets, operations or condition, financial or otherwise, of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder. None of the Co-Borrowers, nor any of their respective Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party except where such default would not, in any case or in the aggregate, have a material adverse effect on the business, properties, assets, operations or condition, financial or otherwise of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

                   Section 7.15. Labor Disputes and Acts of God. Neither the business nor the properties of the Co-Borrowers or any of them or any of their respective Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operations of the Co-Borrowers taken as a whole or the ability of the Co-Borrowers to perform their obligations hereunder.

                   Section 7.16. Governmental Regulation. None of the Co-Borrowers nor any of their respective Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any other statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

                   Section 7.17.  Partnerships.  Except as disclosed on
Schedule IV hereto, none of the Co-Borrowers nor any of their respective Subsidiaries is a partner in any partnership.

                   Section 7.18. No Forfeiture. To the best of the Co-Borrowers' knowledge, none of the Co-Borrowers, nor any of their respective Subsidiaries is engaged in or proposes to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding and no Forfeiture Proceeding against any of them is pending or, to the best of the Co-Borrowers' knowledge, threatened.

                   Section 7.19. No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

                   Section 7.20. Accounts Receivable. To the best of the Co-Borrowers' knowledge, each account receivable shown on each Borrowing Base Certificate shall be based upon an actual bona fide sale and shipment of delivery of goods or rendition of services to customers, made by the Co-

Borrowers in the ordinary course of its business; the goods and inventory being sold and the accounts thereby created and created by services being rendered are the Co-Borrowers' exclusive property and are not and shall not be subject to any Lien (other than Liens permitted hereunder or which are disclosed on Schedule II hereto); and except as the Co-Borrowers may otherwise advise the Agent pursuant to Section 8.08(o), the Co-Borrowers' customers have accepted such goods or services and owe and are obligated to pay the full amount stated in the invoices according to their terms, without dispute, offset, defense or counterclaim.

                   Section 7.21. Solvency. The Co-Borrowers are Solvent on a consolidated basis.

                   Section 7.22. Material Adverse Change. No event or series of events has occurred since October 3, 1993 which would result in a material adverse effect on the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

                   Section 7.23. Consolidated Total Assets. At least 90% of the amount of Consolidated Total Assets of, owned or held by Olsten and its Consolidated Subsidiaries as at the date hereof are the amount of Consolidated Total Assets of, owned or held by one or more of the Co-Borrowers.

                       ARTICLE 8.  AFFIRMATIVE COVENANTS.

                   So long as any of the Notes shall remain unpaid, any Letters of Credit remain outstanding or any Bank shall have any Commitment under this Agreement, the Co-Borrowers and each of them shall:

                   Section 8.01. Maintenance of Existence. Except as otherwise provided in this Agreement, preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required except where the failure to remain qualified as a foreign corporation would not, in any case or in the aggregate, have a material adverse effect upon the operations, business, property or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

                   Section 8.02. Conduct of Business. In all material respects to continue, and cause each of its Subsidiaries to continue, to engage in an efficient and economical manner in the business of providing human resource services including, without limitation, office management services, health care services and other related businesses.

                   Section 8.03. Maintenance of Properties. Maintain, keep and preserve, and cause each of its Subsidiaries to maintain, keep and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

                   Section 8.04. Maintenance of Records. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of such Co-Borrower and its Subsidiaries.

                   Section 8.05. Maintenance of Insurance. Maintain, and cause each of its Subsidiaries (i) to maintain insurance with financially sound and reputable insurance companies or associations or (ii) to maintain self-insurance in accordance with prudent business practices, in each case, in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibles or self-retained amounts.

                   Section 8.06. Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, in all respects with all applicable laws, rules, regulations and orders except where the failure to so comply would not have a material adverse effect upon the operations, business, properties or financial condition of the Co-Borrowers taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder.

                   Section 8.07. Right of Inspection. At any reasonable time during normal business hours and from time to time, permit the Agent or any Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, such Co-Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Co-Borrower and any such Subsidiary with any of their respective officers and directors and such Co-Borrower's independent accountants; provided, that prior to the occurrence and continuance of a Default or Event of Default, the costs of any such examination or visit shall not be charged to the Co-Borrowers hereunder but shall be borne by the Banks. Notwithstanding the foregoing, the costs of any reports delivered to the Banks under Section 8.08 below shall be borne by the Co-Borrowers.

                   Section 8.08. Reporting Requirements. Furnish directly to each of the Banks:

                   (a) as soon as available and in any event within 90 days after the end of each fiscal year of Olsten, an audited consolidated balance sheet of Olsten and its Consolidated Subsidiaries as of the end of such fiscal year and a consolidated income statement, balance sheet and statement of cash flows of such entities for such fiscal year, all in reasonable detail (and including a complete listing and description of all deferred charges by line item and by category) and stating in comparative form the respective consolidated figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP and as to the consolidated statements accompanied by an opinion thereon acceptable to the Agent and each of the Banks by Coopers & Lybrand or other independent certified public accountants acceptable to the Agent which opinion neither includes an exception as to adherence with GAAP nor expresses an adverse opinion nor contains a disclaimer;

                   (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Olsten, a consolidated balance sheet of Olsten and its Consolidated Subsidiaries as of the end of such quarter and a consolidated income statement, balance sheet and statements of cash flow of such entities for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail (and including a complete listing and description of all deferred charges by line item and by category) and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP and attested to by the chief financial officer of Olsten (subject to year-end adjustments);

                   (c) promptly following receipt thereof, copies of any management letter prepared by the Co-Borrowers' independent certified public accountants relating to the consolidated financial statements of the Co-Borrowers and delivered to Olsten;

                   (d) simultaneously with the delivery of the financial statements referred to above, a certificate of the chief financial officer of Olsten (i) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) with computations demonstrating compliance with the covenants contained in
Article 10;

                   (e) quarterly, on or before the 28th day of each calendar month which immediately succeeds a fiscal quarter end of the Borrower, through the Termination Date, a duly completed and fully executed Borrowing Base Certificate for the last day of each such fiscal quarter, together with summary aging reports (including a breakdown of Medicare and Medicaid Receivables), in form and substance satisfactory to the Agent;

                   (f) simultaneously with the delivery of the annual financial statements referred to in Section 8.08(a), (i) a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof and (ii) an affirmation by such accountants of the information contained in the Borrowing Base Certificate delivered by the Co-Borrowers to the Agent providing information for December of such fiscal year;

                   (g) promptly after the Co-Borrowers become aware of the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Co-Borrowers, or any of them, or any of their respective Subsidiaries including, without limitation, any such proceeding relating to any alleged violation of any Environmental Law, which, if determined adversely to the Co-Borrowers or such Subsidiary, would have a material adverse effect on the financial condition, properties, or operations of the Co-Borrowers, taken as a whole or on the ability of the Co-Borrowers to perform their obligations hereunder;

                   (h) as soon as possible and in any event within five days after the occurrence of each Default or Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Co-Borrowers with respect thereto;

                   (i) as soon as possible and in any event within five days after the Co-Borrowers know or have reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of Olsten setting forth details respecting such event or condition and the action, if any, which the Co-Borrowers or their ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Co-Borrower, or any of them or an ERISA Affiliate with respect to such event or condition):

                         (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

                         (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

                         (iii)  the institution by PBGC of proceedings under
                 Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Co-Borrowers, or any of them or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                         (iv) the complete or partial withdrawal by the Co-Borrowers or any of them or any ERISA Affiliate under
                Section 4201 or 4204 of ERISA from a Multiemployer plan, or the receipt by the Co-Borrowers, or any of them or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

                         (v) the institution of a proceeding by a fiduciary or any Multiemployer Plan against the Co-Borrowers or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;

                   (j) promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Banks pursuant to any other clause of this Section 8.08;

                   (k) promptly, and in any event within five business days, after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Co-Borrowers, or any of them or any of their respective Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports and all registration statements which the Co-Borrowers, or any of them or any such Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange or state securities administrator;

                   (l) promptly after the commencement thereof or promptly after the Co-Borrowers know of the commencement or threat thereof, notice of any Forfeiture Proceeding;

                   (m) promptly following the creation thereof, notice of the creation of any Subsidiary of any Co-Borrower and disclosure in reasonable detail of the assets transferred to or Investments in any such
Person;                              - 39 -

                   (n) promptly, notice of any matter materially adversely affecting the value, enforceability or collectability of the Eligible Receivables taken as a whole including, without limitation, notice of all material customer disputes, offsets, defenses, counterclaims, returns and rejections and all reclaimed or repossessed merchandise or goods; and

                   (o) such other information respecting the condition or operations, financial or otherwise, of the Co-Borrowers, or any of them or any of their respective Subsidiaries as the Agent may from time to time reasonably request.

                   Section 8.09. Payment of Obligations. Each Co-Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material Debt and other material obligations of whatever nature (including any obligation for taxes and wages), except for any Debt or other material obligation which is being contested in good faith and with respect to which on a consolidated basis, adequate reserves in conformity with GAAP shall have been provided on the books of the Co-Borrowers or their Subsidiaries, as the case may be.

                   Section 8.10. Consolidated Total Assets. At least 90% of the amount of Consolidated Total Assets of, owned or held by Olsten and its Consolidated Subsidiaries shall at all times be the amount of Consolidated Total Assets of, owned or held by, one or more of the Co-Borrowers.


                             ARTICLE 9.  NEGATIVE COVENANTS.

                   So long as any of the Notes shall remain unpaid, any Letters of Credit remain outstanding or any Bank shall have any Commitment under this Agreement, neither the Co-Borrowers nor any of them shall:

                   Section 9.01. Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Debt, except:

                   (a) Debt of the Co-Borrowers under this Agreement or the Notes;

                   (b) Debt described in Schedule II; provided, however, that the items of Debt described in paragraphs 2 and 4 of Schedule II were retired and paid in full simultaneously with the execution of the Original Agreement with the proceeds of the initial Loans thereunder and the items of Debt described in paragraph 3(b) of Schedule II were retired and paid in full on or prior to January 2, 1994 (all of the foregoing items of Debt which were retired are collectively, "Retiring Debt"), and any renewals, extensions or refinancings of any of the items of Debt described in Schedule II (other than Retiring Debt), provided, that such renewals, extensions or refinancings are on terms no less favorable to the Co-Borrowers than the original terms of such Debt and that such terms are reasonably satisfactory to the Required Banks, and further provided, that no such renewals, extensions or refinancings shall increase the Debt (i.e., either with respect to outstandings or availability) of the Co-Borrowers, or any of them, and further provided, that with respect to the items of Debt described in paragraphs 3(a) and 3(c) of Schedule II, the Banks shall at all times be deemed holders of "Senior Debt" under the instruments or agreements evidencing such scheduled Debt and that any amendment, supplementation or modification of the terms of such scheduled Debt shall be subject to Section
9.09 hereof;

                   (c)      Subordinated Debt;

                   (d)      Debt of any Co-Borrower to any other Co-Borrower;

                   (e) Debt incurred in connection with operating leases entered into by the Co-Borrowers, or any of them, consistent with past practices or in the ordinary course of business;

                   (f)      Notwithstanding anything contained in Section
9.01 hereof to the contrary and in addition to any of the Debt described in any of Sections 9.01(a)-(j) hereof (other than this Section 9.01(f)), Debt incurred after the date of this Agreement (including, without limitation, Debt of any Co-Borrower to any Subsidiary of any Co-Borrower which is not itself a Co-Borrower and guarantees by any Co-Borrower of the Debt of any Subsidiary of any Co-Borrower which is not itself a Co-Borrower) in an aggregate principal amount not to exceed $40,000,000 at any time outstanding as to all such Persons;

                   (g) Debt of the Co-Borrowers or any of them secured by purchase money Liens permitted by Section 9.02(i);

                   (h) Debt of the Co-Borrowers or any of them secured by a mortgage on the property of Olsten located at One Merrick Avenue, Westbury, New York or any adjacent property in an amount not to exceed $7,000,000 or if such property is sold by Olsten, the property of Olsten or another Co-Borrower located at 175 Broadhollow Road, Melville, New York and any adjacent property in an amount not to exceed $15,000,000;

                   (i) Guarantees by any Co-Borrower of the Debt of any other Co-Borrower; and

                   (j) Debt incurred as a result of bid bonds or performance bonds incurred by any Co-Borrower in the ordinary course of its business consistent with past practices.

                   Section 9.02. Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

                   (a) Liens in favor of the Agent on behalf of the Banks securing the Loans hereunder;

                   (b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in conformity with GAAP;

                   (c) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                   (d) Liens under workers' compensation, unemployment insurance, social security or similar legislation (other than ERISA);

                   (e) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                   (f) judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                   (g) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Co-Borrower or any such Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                   (h) Liens securing obligations of any Co-Borrower to another Co-Borrower;

                   (i) purchase money Liens on any property heretofore or hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided, that such liens attach only to the property as acquired and do not extend to any additional property of the Co-Borrowers;

                   (j) Liens existing on the date hereof and described on Schedule II hereto;

                   (k) Liens securing indebtedness permitted by Section 9.01(h) hereof;

                   (l)      Notwithstanding anything contained in this
Section 9.02 to the contrary, Liens securing indebtedness of any of the Co-Borrowers in an aggregate principal amount outstanding or available to be drawn at any one time respecting all of the Co-Borrowers, not in excess of $1,000,000, provided that such Liens do not attach to the accounts receivable of the Co-Borrowers, or any of them; and

                   (m) Liens on accounts receivable acquired by the Co-Borrowers (or any of them) in Acceptable Acquisitions or on accounts receivable of entities acquired by the Co-Borrowers (or any of them) in Acceptable Acquisitions which secure indebtedness provided that all such indebtedness so secured shall not be in excess of $1,000,000 at any one time outstanding.

                   Section 9.03. Investments. Notwithstanding anything contained in this Agreement to the contrary, make, or permit any of its Subsidiaries to make, any loan or advance to any Person or purchase or otherwise acquire or redeem, or permit any such Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in (each of the foregoing, an "Investment"), any Person (including, without limitation, any Co-Borrower or any Subsidiary or Affiliate of any Co-Borrower), except (a) any of the following Investments: (i) obligations issued or guaranteed by states or municipalities within the United States of America and rated at least A-1 by Standard & Poors or an equivalent rating by another recognized credit rating agency approved by the Required Banks (an "Equivalent Rating"); (ii) obligations issued or guaranteed by the United States of America or any agency or subdivision thereof, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America; (iii) certificates of deposit, time deposits, Eurodollar certificates of deposit, bankers acceptances and other "money market instruments" issued by any bank, trust company or financial institution organized under the laws of the United States of America or any state thereof (or, in the case of Eurodollar certificates of deposit, a branch of any such bank, trust company or financial institution) having capital and surplus in an aggregate amount not less than $200,000,000 and rated (i.e., the instrument) at least A-1 by Standard & Poors or an Equivalent Rating, or by any of the Banks, or by any bank, trust company or financial institution organized under the laws of a jurisdiction other than the United States of America or any state thereof having capital and surplus in an aggregate amount not less than $200,000,000 and rated (i.e., the instrument) at least A-1 by Standard & Poors or an Equivalent Rating; (iv) commercial paper rated at least Prime-1 by Moody's Investor Services or A-1 by Standard & Poors; (v) repurchase agreements entered into with any bank, trust company or financial institution organized under the laws of the United States of America or any state thereof having capital and surplus in an aggregate amount not less than $200,000,000, or with any of the Banks, or with any bank, trust company or financial institution organized under the laws of a jurisdiction other than the United States of America or any state thereof having capital and surplus in an aggregate amount not less than $200,000,000, and which (with respect to any such repurchase agreement referred to in this Section 9.03(v)) are fully secured by obligations of the type described in Section 9.03(ii) hereof and (vi) Investments, other than of any of the types referenced in (a)(i)-(v) above or (b)-(e) below, which are of the same general nature as the Co-Borrowers' Investments existing on the date hereof, including, without limitation, loans to franchisees or licensed area representatives of the Co-Borrowers or any of them, provided that the recipient or beneficiary of any such Investment referred to in this Section 9.03(a)(vi) is not an Affiliate of the Co-Borrowers or any of them, and further provided that the aggregate of such Investments (i.e., those referenced in this clause (vi)) do not, at any time, in any case or in the aggregate, exceed $20,000,000; and provided that in the case of any of the Investments referred to in clauses (i), (ii), (iii) and (iv) above, each such Investment matures or is maturing or being due or payable in full not more than one year after the relevant Person's acquisition thereof; (b) Acceptable Acquisitions with respect to which the amounts paid or payable do not at any time, in any case or in the aggregate, exceed $20,000,000 during any "contract year" hereunder (e.g., the period from the date hereof through the anniversary date of the date hereof is the first such contract year of potentially seven contract years (assuming conversion) hereunder); (c) Investments (including by the purchase of equity securities) to or in non-Subsidiary entities that are Affiliates of the Co-Borrowers, or any of them, provided that such entities are engaged in the business of providing human resource services, including without limitation, health care services, related office management services or related businesses, and that such entities do not become Subsidiaries of the Co-Borrowers or any of them as a result of such loans, advances or investments; (d) Investments to or in any Subsidiary that is not a Co-Borrower; provided, however, that notwithstanding anything contained in this Agreement to the contrary,in the case of any of the Investments referenced in either of clauses (c) or (d) above, such

Investments do not, at any time, in any case or in the aggregate (i.e., any such Investments referenced in clause (c) above plus any such Investments referenced in clause (d) above), exceed $20,000,000; and (e) the Investments described in paragraph A of Schedule V hereto.

                   Section 9.04. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of such Subsidiaries, receivables and leasehold interests), except: (a) for assets disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; (c) that any Co-Borrower may sell, lease, assign, or otherwise transfer its assets to another Co-Borrower; (d) for dispositions of shares of capital stock in connection with a transaction permitted by Section 9.06; (e) sales or dispositions of assets in arm's length transactions provided that the aggregate net proceeds of all such sales shall not exceed $5,000,000 in any fiscal year; and (f) the transactions described in Schedule V hereto.

                   Section 9.05. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate or permit any of its Subsidiaries to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Co-Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to such Co-Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate.

                   Section 9.06. Mergers, Etc. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any person, or acquire all or substantially all of the assets or the business of any Person (or enter into any agreement to do any of the foregoing), or permit any of its Subsidiaries to do so except that: (a) any such Co-Borrower or Subsidiary may merge into or transfer assets to a Co-Borrower; and (b) a Co-Borrower may effect any Acceptable Acquisition permitted by Section 9.07 by means of a merger or otherwise provided that if such Acceptable Acquisition is effected by means of a merger, the Co-Borrower shall be the surviving entity, and further provided that in any merger transaction referenced in either (a) or (b) above involving Olsten, Olsten shall be the surviving entity.

                   Section 9.07. Acquisitions. Make any Acquisition other than an Acceptable Acquisition.

                   Section 9.08. No Activities Leading to Forfeiture. None of the Co-Borrowers nor any of their respective Subsidiaries shall engage in the conduct of any business or activity which could result in a Forfeiture Proceeding.

                   Section 9.09. Amendments to Indenture; Certain Voluntary Prepayments; etc. Amend, supplement or modify any term or provision of the Indenture or of any Subordinated Debt or of any of the items of Debt referenced in any of Schedule II which would adversely affect the rights of the Banks, including, without limitation, amendments to the subordination provisions of the Subordinated Debt and amendments, modifications or changes which would accelerate the maturity or increase the amount of any payment of principal thereof or which would increase the rate or accelerate the date for the payment of interest thereon, or consent to or permit any such amendment, supplement or modification; or make any voluntary or optional prepayment, repurchase or redemption of or with respect to any Debt other than the items of Subordinated Debt referenced in Schedule II, paragraphs 3(a), 3(b) and 3(c).

                   Section 9.10. Corporate Documents; Fiscal Year. Amend, modify or supplement its certificate or articles of incorporation or by-laws in any way which would adversely affect the ability of the Co-Borrowers to perform their obligations hereunder or change its fiscal year.


                        ARTICLE 10.  FINANCIAL COVENANTS.

                   Note:    The fiscal year-end dates for the 1993, 1994,
1995, 1996, 1997, 1998 and 1999 fiscal years of Olsten are 1/2/94, 1/1/95,
12/31/95, 12/29/96, 12/28/97, 1/3/99 and 1/2/00, respectively.

                   So long as any of the Notes shall remain unpaid, any Letters of Credit remain outstanding or any Bank shall have any Commitment under this Agreement:

                   Section 10.01. Minimum Consolidated Working Capital. The Co-Borrowers shall maintain at all times an excess of Consolidated Current Assets over Consolidated Current Liabilities (hereinafter, "CWC") of not less than the amount set forth below opposite the applicable period:


Period                                                Amount
-------                                              --------
The date hereof through 12/31/94                   $120,000,000

1/1/95-12/30/95                                    $149,000,000
12/31/95-12/28/96                                  $156,000,000
12/29/96-12/27/97                                  CWC as at 12/31/95 plus
                                                   $35,000,000
12/28/97-1/2/99                                    CWC as at 12/29/96 plus
                                                   $35,000,000
1/3/99-1/1/00                                      CWC as at 12/28/97 plus
                                                   $35,000,000
1/2/00 and thereafter                              CWC as at 1/3/99 plus
                                                   $35,000,000;
provided, however, for purposes of determining this calculation at any time through 10/02/94, Consolidated Current Liabilities shall at any such time exclude the amount attributable to amounts charged for merger and restructuring costs in the financial statements at and for the quarter ended October 3, 1993 attributable to transaction costs, compensation and severance costs, asset writedowns and integration costs which remain unpaid; and further provided, however, that such amount (i.e., the amount to be excluded from Consolidated Current Liabilities) shall not at any time for purposes of this exclusion exceed $60,000,000.

                   Section 10.02. Minimum Consolidated Tangible Net Worth. The Co-Borrowers shall maintain at all times during each of the periods set forth below, a Consolidated Tangible Net Worth of not less than the amount set forth below opposite such period:

Period                                                Amount
-------                                              --------
1/2/94-12/31/94                                    $80,000,000
1/1/95-12/30/95                                    Consolidated Tangible Net
                                                   Worth as at 1/2/94 plus
                                                   $35,000,000
12/31/95-12/28/96                                  Consolidated Tangible Net
                                                   Worth as at 1/1/95 plus
                                                   $35,000,000
12/29/96-12/27/97                                  Consolidated Tangible Net
                                                   Worth as at 12/31/95 plus
                                                   $35,000,000
12/28/97-1/2/99                                    Consolidated Tangible Net
                                                   Worth as at 12/29/96 plus
                                                   $35,000,000
1/3/99-1/1/00                                      Consolidated Tangible Net
                                                   Worth as at 12/28/97 plus
                                                   $35,000,000
1/2/00 and thereafter                              Consolidated Tangible Net
                                                   Worth as at 1/3/99 plus
                                                   $35,000,000
Furthermore, the Consolidated Net Loss of the Co-Borrowers for the fiscal year ending on 1/2/94 shall not be greater than $32,000,000.

                   Section 10.03. Current Ratio. The Co-Borrowers shall maintain, determined as of the last day of each fiscal quarter ending prior to the Termination Date, a ratio of Consolidated Current Assets to Consolidated Current Liabilities of not less than 2.00:1.00.

                   Section 10.04. Consolidated Total Liabilities To Consolidated Tangible Net Worth Ratio. The Co-Borrowers shall not permit, determined as of the last day of each fiscal quarter ending prior to the Termination Date, the ratio of Consolidated Total Liabilities minus Consolidated Subordinated Debt to Consolidated Tangible Net Worth plus Consolidated Subordinated Debt to be greater than the ratio set forth opposite the applicable period:

Period                                           Ratio
-------                                         -------

1/2/94-12/31/94                                  1.40

1/1/95-12/30/95                                  1.35

12/31/95-12/28/96                                1.25

12/29/96 and thereafter                          1.00

                   Section 10.05. Fixed Coverage Ratio. The Co-Borrowers shall not permit on a consolidated basis determined as of the last day of each fiscal quarter ending prior to the Termination Date, for the period of four consecutive fiscal quarters then ended, the ratio of (i) Net Profit Before Taxes plus Depreciation plus Amortization plus Interest Expense to
(ii) Principal Payments plus Dividends plus Interest Expense plus Capital Expenditures, and only for periods (i.e., the rolling four-quarter periods) containing (pursuant to the provisions of this Section 10.05) the results of the fiscal quarter ending 10/3/93, plus merger and restructuring costs of $80,911,000 and extraordinary items, to be less than 2.00:1.00; provided, that the Co-Borrowers shall not permit Net Profit Before Taxes for any four consecutive quarterly periods to be less than or equal to zero ($0) Dollars; and further provided, that for purposes of this calculation for all periods through the fiscal quarter ending 10/02/94, the principal amount of any voluntary prepayments of any of the Debt described in paragraph 3(b) or paragraph 3(c) of Schedule II will be excluded from clause (ii) above.

                   Section 10.06. Funded Debt to Consolidated Net Operating Cash Flow. The Co-Borrowers shall not permit the ratio of Funded Debt to Consolidated Net Operating Cash Flow to exceed, at any time during the period from the date hereof to but excluding the Conversion Date, 2.50:1.00, or at any time from or after the Conversion Date, 2.00:1.00. For purposes of calculating this ratio, Funded Debt shall be determined on the date of calculation and Consolidated Net Operating Cash Flow shall be the aggregate Consolidated Net Operating Cash Flow for the four consecutive quarterly periods immediately preceding the date of calculation.

                   Compliance with all of the financial covenants contained in this Article 10 shall be determined by reference to the consolidated financial statements of Olsten and its Consolidated Subsidiaries delivered to the Banks in accordance with Section 8.08 hereof.


                                ARTICLE 11.  EVENTS OF DEFAULT.

                   Section 11.01. Events of Default. Any of the following events shall be an "Event of Default":

                   (a) The Co-Borrowers shall: (i) fail to pay the principal of any Note as and when due and payable; (ii) fail to pay interest on any Note or any fee or other amount due hereunder as and when due and payable; or (iii) fail to pay the Agent any amount when due and payable under any Letter of Credit Agreement.

                   (b) Any representation or warranty made or deemed made by the Co-Borrowers or any of them in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

                   (c) The Co-Borrowers shall: (i) fail to perform or observe any term, covenant or agreement contained in Section 2.03, Section 4.02(f) or Articles 9 or 10; or (ii) fail to perform or observe any term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to in Section 11.01(a), Section 11.01(c)(i) or any of Sections 11.01(d)-(h)) in any Facility Document and such failure shall continue for 30 consecutive days;

                   (d)(i) The Co-Borrowers, or any of them or any of their respective Subsidiaries shall: (A) fail to pay any Debt, including but not limited to indebtedness for borrowed money (other than the payment obligations described in (a) above), of the Co-Borrowers, or such Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (B) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such Debt, whether or not such failure to perform or observe shall be waived by the holder of such Debt; or (ii) any such Debt (other than under the circumstances and with respect to the Debt described in Section 11.01(d)(iii) hereof) shall be declared due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or (iii) the Debentures, or any portion thereof, shall be declared or deemed due and payable or shall be required, pursuant to a "Repurchase Event" (as such term is defined in the Indenture) or otherwise, to be repurchased or prepaid, as the case may be, prior to the stated maturity thereof (including, without limitation, prior to the "Stated Maturity" as such term is defined in the Indenture); provided, that, for purposes of clauses (i) and (ii) hereof only, such events shall only constitute "Events of Default" if the affected Debt, in any case or in the aggregate, exceeds $1,000,000 in principal amount outstanding; and further provided, that for purposes of clause (iii) hereof only, such events shall only constitute "Events of Default" if the principal amount of Debentures which are declared due and payable or are required to be repurchased or prepaid prior to the stated maturity thereof as set forth in such clause
(iii) hereof, in any case or in the aggregate, exceeds $1,000,000.

                   (e) The Co-Borrowers, or any of them, or any of their respective Subsidiaries (i) shall generally not, or be unable to, or shall admit in writing its or their inability to, pay its or their debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its or their assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or
(iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it or them, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 30 days or more; or shall be the subject of any proceeding under which its or their assets may be subject to seizure, forfeiture or divestiture (other than a proceeding in respect of a Lien permitted under Section 9.02(b)); or (v) by any act or omission shall indicate its or their consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its or their property; (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 30 days or more; or (vii) on a consolidated basis with the other Co-Borrowers, shall cease to be Solvent;

                   (f) One or more judgments, decrees or orders for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Co-Borrowers, or any of them, or any of their respective Subsidiaries and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

                   (g) An event or condition specified in Section 8.08(i) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Co-Borrowers, or any of them, or any ERISA Affiliate shall incur or in the opinion of the Required Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or

PBGC (or any combination of the foregoing) which is, in the determination of the Required Banks, material in relation to the consolidated financial condition, operations, business or prospects taken as a whole of the Co-Borrowers and their Subsidiaries; or

                   (h) Any Forfeiture Proceeding shall have been commenced or the Co-Borrowers shall have given the Agent written notice of the commencement of any Forfeiture Proceeding as provided in Section 8.08(l).

                   Section 11.02. Remedies. If any Event of Default shall occur and be continuing, the Agent shall, upon request of the Required Banks, by notice to the Co-Borrowers, (a) declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and (b) declare the outstanding principal of the Notes, all interest thereon and all other amounts payable under this Agreement and the Notes (including amounts payable in respect to Letters of Credit whether or not the beneficiaries thereof shall have presented the drafts or other documents required thereunder) to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Co-Borrowers; provided that, in the case of an Event of Default referred to in Section 11.01(d)(iii), 11.01(e) or 11.01(h) above, the Commitments shall be immediately terminated, and the Notes, all interest thereon and all other amounts payable under this Agreement and the Notes (including amounts payable in respect to Letters of Credit whether or not the beneficiaries thereof shall have presented the drafts or other documents required thereunder) shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Co-Borrowers. With respect to all Letters of Credit that shall not have matured or with respect to which presentment for honor shall not have occurred, the Co-Borrowers shall deposit in a Cash Collateral account opened by the Agent an amount equal to the aggregate undrawn amount of all such Letters of Credit, and the unused portion thereof, if any, shall be returned to the Co-Borrowers after the respective expiration dates of the Letters of Credit and after all obligations of the Co-Borrowers hereunder and under the Facility Documents are paid in full.


                               ARTICLE 12.  THE AGENT;
                      RELATIONS AMONG BANKS AND CO-BORROWERS.

                   Section 12.01. Appointment, Powers and Immunities of Agent. Each Bank hereby irrevocably (but subject to removal by the Required Banks pursuant to Section 12.09) appoints and authorizes the Agent to act as its agent hereunder and under any other Facility Document with such powers as are specifically delegated to the Agent by the terms of this Agreement and any other Facility Document, together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Facility Document, and shall not by reason of this Agreement be a trustee for any Bank. The Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by the Co-Borrowers, of any of them, or any officer or official of the Co-Borrowers, or any of them, or any other Person contained in this Agreement or any other Facility Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Facility Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any collateral security for the Loans or for any failure by the Co-Borrowers or any of them to perform any of their or its respective obligations hereunder or thereunder. The Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Facility Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. The Co-Borrowers shall pay any fee agreed to by the Co-Borrowers and the Agent with respect to the Agent's services hereunder.

                   Section 12.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.
The Agent may deem and treat each Bank as the holder of the Loans made by it for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Agent signed by such Bank shall have been furnished to the Agent but the Agent shall not be required to deal with any Person who has acquired a participation in any Loan from a Bank. As to any matters not expressly provided for by this Agreement or any other Facility Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan.

                   Section 12.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest or fees on the Loans to the extent the same is required to be paid to the Agent for the account of the Banks) unless the Agent has received notice from a Bank or the Co-Borrowers specifying such Default or Event of Default. In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to
Section 12.08) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that the Agent shall not be required to take any such action which it determines to be contrary to law.

                   Section 12.04. Rights of Agent as a Bank. With respect to its Commitment and the Loans made by it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its capacity as a Bank. The Agent or any Bank and their respective Affiliates may (without having to account therefor to any other
Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, the Co-Borrowers or any of them (and any of their Affiliates). In the case of the Agent, it may do so as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Co-Borrowers or any of them for services in connection with this Agreement or otherwise without having to account for the same to the Banks. Although the Agent or a Bank or their respective Affiliates may in the course of such relationships and relationships with other Persons acquire information about the Co-Borrowers, their Affiliates and such other Persons, neither the Agent nor such Bank shall have any duty to disclose such information to the other Banks.

                  Section 12.05. Indemnification of Agent. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 13.03 or under the applicable provisions of any other Facility Document, but without limiting the obligations of the Co-Borrowers under Section 13.03 or such provisions), ratably in accordance with the aggregate unpaid principal amount of the Loans made by the Banks (without giving effect to any participation, in all or any portion of such Loans, sold by them to any other Person) (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Facility Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Co-Borrowers are obligated to pay under Section 13.03 or under the applicable provisions of any other Facility Document but excluding, unless a Default or Event of Default has occurred, normal administrative costs and expenses incidental to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

                   Section 12.06. Documents. The Agent will forward to each Bank, promptly after the Agent's receipt thereof, a copy of each report, notice or other document required by this Agreement or any other Facility Document to be delivered to the Agent for such Bank.

                   Section 12.07. Non-Reliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Co-Borrowers and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Facility Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Co-Borrowers of this Agreement or any other Facility Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Co-Borrowers or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Co-Borrower or any Subsidiary (or any of their Affiliates) which may come into the possession of the Agent or of its Affiliates. The Agent shall not be required to file this Agreement, any other Facility Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Facility Document or any document or instrument referred to herein or therein, to anyone.

                   Section 12.08. Failure of Agent to Act. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 12.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                   Section 12.09. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof at least ten Banking Days prior thereto to the Banks and the Co-Borrowers, the Agent may be removed at any time with cause by the Required Banks and the Agent may be removed at any time without cause by the Required Banks if with the prior written consent of the Co-Borrowers; provided that the Co-Borrowers and the other Banks shall be promptly notified thereof. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a Bank with a Commitment Proportion hereunder of at least 15%. The Required Banks or the retiring Agent, as the case may be, shall upon the appointment of a Successor Agent promptly so notify the Co-Borrowers and the other Banks. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

                   Section 12.10. Amendments Concerning Agency Function. The Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Facility Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

                   Section 12.11. Liability of Agent. The Agent shall not have any liabilities or responsibilities to the Co-Borrowers or any of them on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of the Co-Borrowers or any of them to perform their or its obligations hereunder or under any other Facility Document.

                   Section 12.12. Transfer of Agency Function. Without the consent of the Co-Borrowers or any Bank, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices wherever located, provided that the Agent shall promptly notify the Co-Borrowers and the Banks thereof.

                   Section 12.13. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Co- Borrowers (either one as appropriate being the "Payor") prior to the date on which such Bank is to make payment hereunder to the Agent of the proceeds of a Loan or the Co-Borrowers are to make Payment to the Agent, as the case may be (either such payment being a "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, repay to the Agent the amount made available to it together with interest thereon for the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day (when the Agent recovers such amount from a Bank) or equal to the rate of interest applicable to such Loan (when the Agent recovers such amount from the Co-Borrowers) and, if such recipient shall fail to make such payment promptly, the Agent shall be entitled to recover such amount, on demand, from the Payor, with interest as aforesaid.

                   Section 12.14. Withholding Taxes. Each Bank represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Agent such forms, certifications, statements and other documents as the Agent may request from time to time to evidence such Bank's exemption from the withholding of any tax imposed by any jurisdiction or to enable the Agent to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if any Bank is not created or organized under the laws of the United States of America or any state thereof, in the event that the payment of interest by the Co-Borrowers is treated for U.S. income tax purposes as derived in whole or in part from sources from within the U.S., such Bank will furnish to the Agent, no less frequently than annually, Form 4224 or Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of such Bank's exemption from the withholding of U.S. tax with respect thereto. The Agent shall not be obligated to make any payments hereunder to such Bank in respect of any Loan or such Bank's Commitment until such Bank shall have furnished to the Agent the requested form, certification, statement or document.

                   Section 12.15. Several Obligations and Rights of Banks. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

                   Section 12.16. Pro Rata Treatment of Loans, Etc. Except to the extent otherwise provided: (a) each borrowing under Section 2.04 or
Section 3.01 shall be made from the Banks, each reduction or termination of the amount of the Commitments under Section 2.06 shall be applied to the Commitments of the Banks, the payment of the fees referenced in Section 4.04, each payment of Commitment Fee accruing under Section 4.06, and the payment of the Term Loan Facility Fee under Section 4.08 and each Loan which is the subject of a continuation or conversion under Section 2.06 or 3.04, shall be made by and held for the account of the Banks, pro rata in accordance with their respective Commitment Proportions; (b) each prepayment and payment of principal of or interest on Loans of a particular type and a particular Interest Period shall be made to the Agent for the account of the Banks holding Loans of such type and Interest Period pro rata in accordance with the respective unpaid principal amounts of such Loans of such Interest Period held by such Banks.

                   Section 12.17. Sharing of Payments Among Banks. If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker's lien, counterclaim, or by any other means, it shall promptly purchase from the other Banks a participation in the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Loans held by each of them. To such end the Banks shall make appropriate adjustments among themselves (by the resale of any such participation sold or otherwise) if such payment is rescinded or must otherwise be restored. The Co-Borrowers agree that any Bank so purchasing a participation in the Loans made by other Banks may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of any Co-Borrower.


                        ARTICLE 13.  MISCELLANEOUS.

                   Section 13.01. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Co-Borrowers, the Agent and the Banks, and any provision of this Agreement may be waived by the Co-Borrowers (if such provision requires performance by the Agent or the Banks) or by the Agent acting with the consent of the Required Banks (if such provision requires performance by the Co-Borrowers or any of them); provided that no amendment, modification or waiver shall, unless by an instrument signed by all of the Banks or by the Agent acting with the written consent of the all of Banks: (a) increase or extend the term, or extend the time or waive any requirement for the reduction or termination of the Commitments, (b) extend the date fixed for the payment of principal of or interest on any Loan or increase the aggregate of all Letter of Credit Commitments, any Bank's Commitment or the Total Commitments, (c) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee payable hereunder or the amount of any reimbursement obligation with respect to any Letter of Credit,
(d) alter the terms of this Section 13.01, (e) amend the definition of the term "Required Banks", (f) change the Commitment of any Bank or the fees payable to any Bank except as otherwise provided herein, (g) permit the Co-Borrowers to transfer or assign any of their obligations hereunder or under the Facility Documents, (h) amend the provisions of Article 12 hereof, or (i) release any of the collateral which may from time to time secure the Co-Borrowers' obligations hereunder. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                   Section 13.02. Usury. Anything herein to the contrary notwithstanding, the obligations of the Co-Borrowers under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank.

                   Section 13.03. Expenses. The Co-Borrowers shall reimburse the Agent on demand for all reasonable costs, expenses, and charges (including, without limitation, reasonable fees and charges of external legal counsel for the Agent) incurred by the Agent or by the Agent on behalf of the Banks in connection with the preparation or performance of this Agreement and the Facility Documents. In addition, the Co-Borrowers shall reimburse the Agent and, upon the occurrence and during the continuance of an Event of Default, each Bank for all of its reasonable costs and expenses (including, without limitation, any Bank's allocated costs of its in-house counsel) in connection with the enforcement or preservation of any rights under this Agreement, the Notes or the other Facility Documents. The Co-Borrowers agree to indemnify the Agent and each Bank and their respective Affiliates, directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Co-Borrowers, or any of them, or any of their respective Subsidiaries of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, willful misconduct or bad faith of the Person to be indemnified).

                   Section 13.04. Survival. The obligations of the Co-Borrowers under Section 2.03(b), Article V and Section 13.03 shall survive the repayment of the Loans and the termination of the Commitments.

                   Section 13.05. Assignment; Participation. This Agreement shall be binding upon, and shall inure to the benefit of, the Co-Borrowers, the Agent, the Banks and their respective successors and assigns, except that the Co-Borrowers may not assign or transfer their rights or obligations hereunder. Each Bank may assign, or sell participation in, all or any part of any Loan or its Commitment to another bank or other entity, in which event
(a) in the case of an assignment, upon notice thereof by the Bank to the Co-Borrowers with a copy to the Agent, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were a Bank hereunder, and concomitantly, the assignor shall, to the extent of such assignment (unless otherwise provided therein), have relinquished such rights and benefits and be released from such obligations; and (b) in the case of a participation, the participant shall have no rights under the Facility Documents and all amounts payable by the Co-Borrowers under Article 4 or Article 5 shall be determined as if such Bank had not sold such participation. Notwithstanding the foregoing, no Bank may assign, participate or transfer to another entity its rights, benefits or obligations with respect to Letters of Credit issued by the Agent hereunder without the prior consent of the Agent (which consent shall be in the Agent's sole discretion). The agreement executed by such Bank in favor of the participant shall not give the participant the right to require such Bank to take or omit to take any action hereunder except action directly relating to (i) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant, (ii) the reduction of the principal amount outstanding hereunder or (iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with such Bank. Such Bank may furnish any information concerning the Co-Borrowers in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants); provided that such Bank shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information.

                   Section 13.06. Special Provision With Respect To New Subsidiaries. Upon receiving notice that a Co-Borrower has established a new Subsidiary in accordance with Section 8.08(m), the Agent may require the Co-Borrowers to designate such new Subsidiary to act as a Co-Borrower hereunder, in which case such new Subsidiary shall agree to abide by all of the terms, covenants, conditions and obligations applicable to the Co-Borrowers herein. The Co-Borrowers agree to take all action necessary to cause such new Subsidiary to become a Co-Borrower hereunder promptly upon the request of the Agent. Alternatively, at the option of the Agent, such new Subsidiary may become a guarantor of the Co-Borrowers' obligations hereunder in which event it will execute and deliver a guarantee in form and substance satisfactory to the Agent. Notwithstanding any other provision of this Agreement, no such new Subsidiary shall be formed unless Olsten includes such Subsidiary in its consolidated financial statements required to be delivered hereunder.

                   Section 13.07. Notices. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to the Agent by telephone, confirmed by telecopy or other writing, and to the Banks and to the Co-Borrowers by certified or registered mail or by recognized overnight delivery services to such party at its address on the signature page of this Agreement provided that notices to the Co-Borrowers, or to any of them, shall be effective if delivered at the following address:
One Merrick Avenue, Westbury, New York 11590; Attn.: General Counsel.
Notices shall be effective: (a) if given by registered or certified mail, 72 hours after deposit in the mails with postage prepaid, addressed as aforesaid; (b) if given by recognized overnight delivery service, on the business day following deposit with such service addressed as aforesaid; and
(c) if given by telecopy, when the telecopy is transmitted to the telecopy number as aforesaid; provided that all notices to the Agent and the Banks shall be effective upon receipt.

                   Section 13.08. Setoff. The Co-Borrowers agree that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option without any prior notice to the Co-Borrowers (any such notice being expressly waived by the Co-Borrowers to the extent permitted by applicable law), to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Co-Borrowers or any of them at any of such Bank's offices, in Dollars or in any other currency, against any amount payable by the Co-Borrowers or any of them to such Bank under this Agreement or such Bank's Note which is not paid when due (regardless of whether such balances are then due to the Co-Borrowers), in which case it shall promptly notify the Co-Borrowers and the Agent thereof; provided that such Bank's failure to give such notice shall not affect the validity thereof. Payments by the Co-Borrowers hereunder shall be made without setoff or counterclaim.

                   Section 13.09.  Jurisdiction; Immunities.

                   (a) The Co-Borrowers hereby irrevocably submit to the jurisdiction of any New York State or United States Federal court sitting in New York County over any action or proceeding arising out of or relating to this Agreement or the Notes, and the Co-Borrowers hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Co-Borrowers irrevocably consent to the service of any and all process in any such action or proceeding by the mailing (by certified or registered mail) of copies of such process to the Co-Borrowers at the address specified in Section 13.07. The Co-Borrowers agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Co-Borrowers further waive any objection to venue in such State and any objection to an action or proceeding in such State on the basis of forum non conveniens. The Co-Borrowers further agree that any action or proceeding brought against the Agent shall be brought only in New York State or United States Federal court sitting in New York County. Each of the Banks, the Agent and each of the Co-Borrowers waive any right it may have to a jury trial.

                   (b) Nothing in this Section 13.09 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against the Co-Borrowers, or any of them, or their or its property in the courts of any other jurisdictions.

                   (c) To the extent that the Co-Borrowers have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Co-Borrowers hereby irrevocably waive such immunity in respect of its obligations under this Agreement and the Notes.

                   Section 13.10. Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

                   Section 13.11. Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                   Section 13.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

                   Section 13.13. Integration. The Facility Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

                   Section 13.14. Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of New York.

                   Section 13.15. Treatment of Certain Information. The Co-Borrowers (a) acknowledge that services may be offered or provided to it (in connection with this Agreement or otherwise) by each Bank or by one or more of their respective Subsidiaries or Affiliates and (b) acknowledges that information delivered to each Bank by the Co-Borrowers may be provided to each such Subsidiary and Affiliate.

                   Section 13.16. Co-Borrowers' Attorney-in-Fact. Each Co-Borrower, other than Olsten, hereby irrevocably appoints Olsten as such Co-Borrower's attorney-in-fact to act on behalf of such Co-Borrower to execute such documents, instruments or agreements as may be required from such Co-Borrower from time to time pursuant to the terms of the Facility Documents.

                   Section 13.17. Joint and Several Obligations. Each of the Co-Borrowers acknowledges and agrees that the obligations and liabilities of the Co-Borrowers for the payment and performance of the Obligations shall be joint and several.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

          CO-BORROWERS:

            THE OLSTEN CORPORATION
            OLSTEN STAFFING SERVICES, INC.
            OLSTEN KIMBERLY QUALITYCARE, INC.
            OLSTEN CERTIFIED HEALTHCARE CORP.
            OLSTEN SERVICES OF NEW YORK, INC.
            OLSTEN OF WESTCHESTER, INC.
            OLSTEN SERVICES OF DELMAR, INC.
            OLS HOLDINGS, INC.
            OLSTEN HOME HEALTHCARE, INC.
            NEW YORK HEALTHCARE SERVICES, INC.
            ALL MEDICARE HOME HEALTH AGENCY, INC.
            AMERICAN HOME HEALTH CARE, INC.
            FLYING NURSES, INC.
            GOLD COAST SOUTH HOME HEALTH AGENCY, INC.
            GULF COAST HOME HEALTH SERVICES CENTRAL, INC.
            GULF COAST HOME HEALTH SERVICES EAST, INC.
            GULF COAST HOME HEALTH SERVICES NORTH, INC.
            GULF COAST HOME HEALTH SERVICES OF FLORIDA, INC.
            GULF COAST HOME HEALTH SERVICES SOUTH, INC.
            GULF COAST HOME HEALTH SERVICES SOUTHWEST, INC.
            GULF COAST HOME HEALTH SERVICES WEST, INC.
            HHC MANAGEMENT, INC.
            HEALTHCARE STAFF RESOURCES, INC.
            KIMBERLY HOME HEALTH CARE, INC.
            KIMBERLY QUALITY CARE INFUSION THERAPY SERVICES, INC.
            KIMBERLY SERVICES, INC.
            KIMBERLY SERVICES OF NEW YORK, INC.
            QC-MEDI CALIFORNIA, INC.
            QC MEDI-ILLINOIS, INC.
            QC MEDI-LOUISIANA, INC.
            QC-MEDI MASS, INC.
            QC-MEDI OF MICHIGAN, INC.
            QC-MEDI NEW YORK, INC.
            QC MEDI-TENN, INC.

            QUALITY CARE-USA, INC.
            QUALITY CARE, INC.
            QUALITY CARE HEALTH SERVICES, INC.
            QUALITY CARE HOME HEALTH, INC.
            QUALITY CARE OF CONNECTICUT, INC.
            QUALITY CARE SERVICE CORP.
            RAINIER HOME HEALTH CARE, INC.
            SUPERIOR CARE, INC.
            UHH HOME SERVICES CORPORATION
            AMERICAN SERVICE BUREAU, INC.
            OLSTEN HOLDING COMPANY



           By:_____________________________________
           Name: Laurin L. Laderoute, Jr.
           Title: Vice President for all of the above Co-Borrowers

        Address for Notices: One Merrick Avenue
                             Westbury, New York 11590
                             Attn:  Laurin L. Laderoute, Jr., Esq.
                                    Assistant General Counsel

        Telephone No.: (516) 832-8200
        Telefax No.:   (516) 832-7737




        AGENT:

             THE CHASE MANHATTAN BANK
             (NATIONAL ASSOCIATION)

             By:_____________________________________
             Name:  Richard G. Williams
             Title: Vice President


             Lending Office and Address for Notices:

             The Chase Manhattan Bank, N.A.
             The Long Island Region
             135 Pinelawn Road
             Melville, New York  11747
             Attn:  Richard G. Williams
                    Vice President

             Telephone No.: (516) 753-9687
             Telefax No.:   (516) 753-0878

         BANKS:

             THE CHASE MANHATTAN BANK
               (NATIONAL ASSOCIATION)

             By:_____________________________________
             Name:  Richard G. Williams
             Title: Vice President


             Lending Office and Address for Notices:

             The Chase Manhattan Bank, N.A.
             The Long Island Region
             135 Pinelawn Road
             Melville, New York  11747
             Attn:  Richard G. Williams
                    Vice President

             Telephone No.: (516) 753-9687
             Telefax No.:   (516) 753-0878



             CHEMICAL BANK


             By:______________________________________
             Name:  Nancy Ippolito
             Title: Vice President


             Lending Office and Address for Notices:

             Chemical Bank
             395 North Service Road, Suite 302
             Melville, New York  11747
             Attn:  Olsten Account Officer

             Telephone No.: (516) 755-5164
             Telefax No.:   (516) 755-0143

             BOATMEN'S FIRST NATIONAL BANK OF KANSAS CITY


             By:_________________________________________
             Name:  Linda Jean Cole
             Title: Vice President


             Lending Office and Address for Notices:

             Boatmen's First National Bank of Kansas City
             14 W. 10th Street
             Kansas City, Missouri  64105
             Attn:  Linda Jean Cole

             Telephone No.: (816) 691-7688
             Telefax No.:   (816) 691-7561


             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

             By:_________________________________________
             Name:  Doug Bontemps
             Title: Vice President


             Lending Office:

             Bank of America National Trust and Savings Association 1850 Gateway Boulevard
             Concord, California  94520
             Attn:  Unit #5693 - Nina Lemmer

             Telephone No.:  (510) 675-7478
             Telefax No.:    (510) 675-7531

             Address for Notices:

             Bank of America National Trust and Savings Association 1850 Gateway Boulevard
             Concord, California  94520
             Attn:  Unit #5693 - Nina Lemmer

             Telephone No.:  (510) 675-7478
             Telefax No.:    (510) 675-7531

             With a copy to:

             Bank of America National Trust and Savings Association 335 Madison Avenue
             New York, New York  10017
             Attn:  Doug Bontemps

             Telephone No.: (212) 503-8074
             Telefax No.:   (212) 503-7066


             FLEET BANK

             By:_________________________________________
             Name:  Robert W. Sievers
             Title: Vice President


             Lending Office and Address for Notices:

             Fleet Bank
             300 Broadhollow Road
             Corporate Banking Division, 4th Floor
             Melville, New York  11747-4852
             Attn:  Philip A. Davi

             Telephone No.: (516) 547-7834
             Telefax No.:   (516) 547-7701


             NATIONAL WESTMINSTER BANK USA

             By:_________________________________________
             Name:  Theodore W. Janeczko
             Title: Vice President


             Lending Office and Address for Notices:

             National Westminster Bank USA
             100 Jericho Quadrangle
             Jericho, New York  11753
             Attn:  Martha C. Stark

             Telephone No.: (516) 349-2000
             Telefax No.:   (516) 349-2098













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